SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SUPERVALU INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

To Be Held Thursday, June 26, 2008

The Annual Meeting of Stockholders of SUPERVALU INC. will be held on Thursday, June 26, 2008, at 10:00 a.m., local time, at the Morrison Center for the Performing Arts, 2201 Cesar Chavez Lane, Boise, Idaho 83725, for the following purposes:

1)	to elect five directors;

2)	to ratify the appointment of KPMG LLP as independent registered public accountants;

3)	to consider and vote on a stockholder proposal as described in the attached proxy statement;

4)	to consider and vote on a stockholder proposal as described in the attached proxy statement; and

5)	to transact such other business as may properly come before the meeting.

Record Date

The Board of Directors has fixed the close of business on April 28, 2008 as the record date for the purpose of determining stockholders who are entitled to notice of and to vote at the meeting. Holders of SUPERVALU’s common stock are entitled to one vote for each share held of record on the record date.

IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy or follow the instructions on your proxy card to vote and confirm your attendance by telephone or Internet.

PLEASE NOTE THAT YOU WILL NEED AN ADMISSION TICKET OR PROOF

THAT YOU OWN SUPERVALU STOCK TO BE ADMITTED TO THE MEETING

Record stockholder: If your shares are registered directly in your name,

an admission ticket is printed on the enclosed proxy card.

Shares held in street name by a broker or a bank: If your shares are held for your account in the name of a broker, bank or other nominee, please bring a current brokerage statement, letter from your stockbroker or other proof of stock ownership to the meeting.

If you need special assistance because of a disability, please contact Burt M. Fealing, Corporate Secretary, by mail at P.O. Box 990, Minneapolis, Minnesota 55440 or by telephone at (952) 828-4000.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Burt M. Fealing

Burt M. Fealing

Corporate Secretary

May 16, 2008

PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT

The Board of Directors of SUPERVALU INC. is soliciting proxies for use at the 2008 Annual Meeting of Stockholders to be held on Thursday, June 26, 2008, and at any adjournment or postponement of the meeting.

This Proxy Statement and the accompanying form of proxy will first be mailed to stockholders who hold SUPERVALU common stock as of April 28, 2008, the record date for this meeting, on or about May 16, 2008.

VOTING PROCEDURES

Number of Shares Outstanding

SUPERVALU has one class of capital stock outstanding, common. The holders of common stock are entitled to one vote for each share held. 212,281,366 shares of common stock were outstanding as of the record date for the meeting and are eligible to vote at the meeting.

Vote Required and Method of Counting Votes

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the items described below. If you submit your proxy, but abstain from voting, your shares will be counted as present at the meeting for the purpose of determining a quorum. If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for the purpose of determining a quorum and may be voted on Item 1 (Election of Directors) and Item 2 (Ratification of the Appointment of Independent Registered Public Accountants) at the discretion of your broker.

The following is an explanation of the vote required for each of the items to be voted on.

Item 1. Election of Directors.    Each director nominee receiving a majority of the votes cast will be elected as a director. This means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee in order for that nominee to be elected as a director. If, however, the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. A plurality means that the five director nominees for the class expiring in 2011 that receive the highest number of votes cast will be elected. In either event, shares not present at the meeting and shares voting “ABSTAIN” have no effect on the election of directors.

Item 2. Ratification of the Appointment of Independent Registered Public Accountants.    The affirmative vote of a majority of the shares of common stock present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 3. Stockholder Proposal Regarding Poultry Slaughter.    The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

Item 4. Stockholder Proposal Regarding Declassification of Board.    The affirmative vote of a majority of the shares of common stock, present and entitled to vote at the meeting is required for the approval of this proposal. If you submit your proxy but abstain from voting, your shares will be counted as present at the meeting for the purpose of calculating the vote on this proposal. Shares voting “ABSTAIN” on this proposal have the same effect as a vote against this proposal.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you expect to attend the meeting, please submit your proxy vote in one of the following ways:

•	Voting by Mail. If you wish to vote by mail, please sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided.

•

Voting by Telephone and the Internet.    If you wish to vote by telephone or Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return the proxy card.

•

Shares held in Street Name.    If your shares are held in the name of a bank, broker or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares. Telephone and Internet voting are also available to stockholders owning stock through most major banks and brokers.

•

Voting by Participants in Employee Benefit Plans.    If you own shares of SUPERVALU common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your plan account(s) and the shares you own that are registered in the same name. If any of your plan accounts are not in the same name as your shares of record, you may receive separate proxy cards for the shares held in each named account. Proxies submitted by plan participants will serve as voting instructions to the trustee for that plan whether provided by mail, telephone or Internet. If you do not make an affirmative election as to how you want your shares to be voted, the trustee will vote those shares in the same proportion as other participants in that plan affirmatively elected to vote their shares.

•

Revoking Your Proxy.    With the exception of shares held in employee benefit plan accounts, you may revoke your proxy at any time before your shares are voted by sending a written statement to the Corporate Secretary, or by submitting another proxy with a later date. You may also revoke your proxy by voting in person at the meeting. With respect to shares held in employee benefit plan accounts, you may revoke your proxy for those shares up until noon on June 24, 2008.

It is important that all stockholders vote. If you submit a proxy by mail, telephone or Internet without indicating how you want to vote, your shares will be voted as recommended by the Board of Directors.

ATTENDING THE ANNUAL MEETING

If you plan to attend the Annual Meeting, you will not be admitted without an admission ticket or proof that you own SUPERVALU stock.

•

Record Stockholders.    If you are a record stockholder (i.e., a person who owns shares registered directly in his or her name with SUPERVALU’s transfer agent) and plan to attend the meeting, please indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. An admission ticket for record stockholders is printed on the proxy card together with directions to the meeting. The admission ticket must be brought to the meeting.

•

Owners of Shares Held in Street Name.    Beneficial owners of SUPERVALU common stock held in street name by a broker, bank or other nominee will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letters from the broker, bank or other nominee are examples of proof of ownership. If your shares are held in street name and you want to vote in person at the meeting, you must obtain a written proxy from the broker, bank or other nominee holding your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the only persons or groups known to us as of April 18, 2008, to be the beneficial owners of more than five percent of SUPERVALU common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
AXA Financial, Inc. and related entities (1) 1290 Avenue of the Americas New York, NY 10104	22,851,543	10.8%

FMR LLC (2) 82 Devonshire Street Boston, MA 02109	12,267,946	5.8%

Goldman Sachs Asset Management, L.P. (3) 32 Old Slip New York, NY 10005	11,948,184	5.7%

Lord, Abbett & Co. LLC (4) 90 Hudson Street Jersey City, NJ 07302	17,232,851	8.15%

State Street Bank and Trust Company (5) State Street Financial Center One Lincoln Street Boston, MA 02111	10,588,225	5.0%

Wellington Management Company, LLP (6) 75 State Street Boston, MA 02109	17,588,185	8.32%

(1)	Share ownership is as of January 31, 2008, as set forth in a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2008 by AXA Financial, Inc. (“AXA”) on behalf of AXA, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (the “Mutuelles AXA”), as a group, and its subsidiaries AllianceBernstein L.P. and AXA Equitable Life Insurance Company. The Mutuelles AXA, as a group, beneficially own 117,351 shares of SUPERVALU’s common stock for investment purposes only, with sole voting power and sole dispositive power as to all 117,351 shares. AllianceBernstein L.P. beneficially owns 22,729,857 shares of SUPERVALU common stock for investment purposes only, with sole voting power as to 13,543,773 of such shares, shared voting power as to 3,244,219 of such shares, sole dispositive power as to 22,729,857 of such shares and shared dispositive power as to 40 of such shares. AXA Equitable Life Insurance Company is deemed to beneficially own 3,495 shares of SUPERVALU common stock, with sole voting power as to 3,386 of such shares and sole dispositive power as to 3,495 of such shares. The Mutuelles AXA, as a group, disclaim beneficial ownership of 22,851,543 shares.

(2)	Share ownership is as of February 13, 2008, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. According to that filing, FMR LLC is deemed to beneficially own 12,267,946 shares of SUPERVALU common stock, with sole voting power as to 730,828 of such shares and sole dispositive power as to 12,267,946 of such shares.

(3)	Share ownership is as of December 31, 2007, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008. According to that filing, Goldman Sachs Asset Management, L.P. is deemed to beneficially own 11,948,184 shares of SUPERVALU common stock, with sole voting power as to 11,297,413 of such shares, shared voting power as to 136,791 of such shares, sole dispositive power as to 11,642,193 of such shares and shared dispositive power as to 305,991 of such shares.

(4)	Share ownership is as of December 31, 2007, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. According to that filing, Lord, Abbett & Co. LLC is deemed to beneficially own 17,232,851 shares of SUPERVALU common stock, with sole voting power as to 16,370,897 of such shares and sole dispositive power as to 17,138,295 of such shares.

(5)	Share ownership is as of January 2, 2008, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on January 9, 2008. According to that filing, State Street Bank & Trust Company is deemed to beneficially own 10,588,225 shares of SUPERVALU common stock, with sole voting power as to 6,417,201 of such shares, shared voting power as to 4,171,024 of such shares and shared dispositive power as to 10,588,225 of such shares.

(6)	Share ownership is as of December 31, 2007, as set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. According to that filing, Wellington Management Company, LLP is deemed to beneficially own 17,588,185 shares of SUPERVALU common stock, with shared voting power as to 14,251,815 of such shares and shared dispositive power as to 17,542,585 of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 18, 2008 concerning beneficial ownership of SUPERVALU’s common stock by each director and director nominee, each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) and all of our directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power or dispositive power, whether or not a person has any economic interest in the shares. The definition also includes shares that a person has a right to acquire currently or within 60 days.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)	Percent of Class
A. Gary Ames	19,308	*
Irwin Cohen	35,161	*
Ronald E. Daly	31,092	*
Lawrence A. Del Santo	87,877	*
Susan E. Engel	82,107	*
Philip L. Francis	30,305	*
Edwin C. Gage	93,367	*
Garnett L. Keith, Jr.	115,889	*
Charles M. Lillis	94,478	*
Marissa T. Peterson	39,470	*
Steven S. Rogers	66,241	*
Wayne C. Sales	18,015	*
Kathi P. Seifert	22,073	*
Jeffrey Noddle	2,178,783	1.0%
Michael L. Jackson	538,508	*
Pamela K. Knous	603,153	*
Duncan C. Mac Naughton	102,226	*
Kevin H. Tripp	138,448	*
All directors and executive officers as a group (25 persons)	5,546,785	2.6

*	Less than 1 percent

(1)	All persons listed have sole voting and investment power with respect to all of the shares listed except: (i) the following non-employee director who has shared voting and investment power, as follows: Mr. Gage, 8,000 shares and (ii) the following non-employee directors who have sole voting power, but no investment power, over shares held in the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Ames, 2,643 shares; Mr. Cohen, 5,161 shares; Mr. Daly, 7,092 shares; Mr. Del Santo, 25,877 shares; Ms. Engel, 30,108 shares; Mr. Francis, 6,305 shares; Mr. Gage, 12,609 shares; Mr. Keith, 43,441 shares; Mr. Lillis, 42,478 shares; Ms. Peterson, 6,320 shares; Mr. Rogers, 10,241 shares; Mr. Sales, 5,447 shares and Ms. Seifert, 4,069 shares.

(2)	Includes shares underlying options exercisable within 60 days of April 18, 2008, as follows: Mr. Ames, 12,000; Mr. Cohen, 30,000; Mr. Daly, 24,000; Mr. Del Santo, 56,000; Ms. Engel, 52,000; Mr. Francis, 18,000; Mr. Gage, 55,254; Mr. Keith, 49,074; Mr. Lillis, 50,000; Ms. Peterson, 30,000; Mr. Rogers, 50,195; Mr. Sales, 12,000; Ms. Seifert, 12,000; Mr. Noddle, 1,597,821; Mr. Jackson, 388,479; Ms. Knous, 379,312; Mr. Mac Naughton, 35,220; Mr. Tripp, 53,983 and all directors and executive officers as a group, 3,715,309.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held six regular meetings and no special meetings during the last fiscal year. Each director attended at least 75 percent of the meetings of the Board and its committees on which the director served.

The Board maintains four standing committees: Audit, Director Affairs, Executive Personnel and Compensation, and Finance each of which has a separate written charter that is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the committee charters are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440. The Board also has an Executive Committee of the Board, which does not have scheduled meetings and did not meet during the last fiscal year.

Membership on the Audit, Director Affairs and Executive Personnel and Compensation Committees is limited to non-employee directors. The Board of Directors has determined that all of its non-employee directors, and therefore each member of the Audit, Director Affairs and Executive Personnel and Compensation Committees, are independent directors under the New York Stock Exchange (“NYSE”) listing standards.

Audit Committee

The following directors serve on the Audit Committee: Garnett L. Keith, Jr. (Chairperson), A. Gary Ames, Irwin Cohen, Marissa T. Peterson, Steven S. Rogers and Kathi P. Seifert. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Irwin Cohen qualifies as an “audit committee financial expert” under the NYSE listing standards and the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee met seven times during the last fiscal year.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in:

•	its oversight of our accounting and financial reporting principles and policies, and our internal controls and procedures;

•	its oversight of our financial statements and the independent registered public accountants;

•	selecting, evaluating and, where deemed appropriate, replacing the independent registered public accountants; and

•	evaluating the independence of the independent registered public accountants.

Director Affairs Committee

The following directors serve on the Director Affairs Committee: Lawrence A. Del Santo (Chairperson), Philip L. Francis, Edwin C. Gage, Marissa T. Peterson and Steven S. Rogers. The Director Affairs Committee met four times during the last fiscal year.

The mission of the Director Affairs Committee is to recommend a framework to assist the Board in fulfilling its corporate governance responsibilities. In carrying out its mission, the Director Affairs Committee establishes and regularly reviews the Board’s policies and procedures, which provide:

•	criteria for the size and composition of the Board;

•	procedures for the conduct of Board meetings, including executive sessions of the Board;

•	policies on director retirement and resignation; and

•	criteria regarding personal qualifications needed for Board membership.

In addition, the Director Affairs Committee has the responsibility to:

•	consider and recommend nominations for Board membership and the composition of Board Committees;

•	evaluate our Board practices and those of other well-managed companies and recommend appropriate changes to the Board (see “Board Practices” below);

•	consider governance issues raised by stockholders and recommend appropriate responses to the Board; and

•	consider appropriate compensation for directors.

For a description of the Director Affairs Committee’s processes and procedures for the consideration and determination of director compensation, see “Director Compensation.”

Executive Personnel and Compensation Committee

The following directors serve on the Executive Personnel and Compensation Committee: Susan E. Engel (Chairperson), Ronald E. Daly, Lawrence A. Del Santo, Edwin C. Gage, Charles M. Lillis, Wayne C. Sales and Kathi P. Seifert. The Executive Personnel and Compensation Committee met seven times during the last fiscal year.

The primary responsibilities of the Executive Personnel and Compensation Committee are to:

•	determine the process to evaluate the performance of the Chief Executive Officer;

•	review and recommend to the Board the compensation of the Chief Executive Officer;

•	review and recommend to the Board major changes in executive compensation programs, executive stock options and retirement plans for officers;

•	consider and make recommendations to the Board concerning the annual election of corporate officers and the succession plan for the Chief Executive Officer;

•	approve annual salaries and bonuses of corporate officers and other executives at specified levels;

•	review and approve participants and performance targets under our annual and long-term incentive compensation plans;

•	approve stock option grants and awards under our stock option plans, bonus and other incentive plans; and

•	review with management the Compensation Discussion and Analysis.

For a description of the Executive Personnel and Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Finance Committee

The following directors serve on the Finance Committee: Charles M. Lillis (Chairperson), A. Gary Ames, Irwin Cohen, Ronald E. Daly, Garnett L. Keith, Jr., Jeffrey Noddle and Wayne C. Sales. The Finance Committee met three times during the last fiscal year.

The primary responsibilities of the Finance Committee are to review our financial structure, policies and future financial plans and to make recommendations concerning them to the Board. In carrying out these responsibilities, the Finance Committee periodically reviews:

•	our annual operating and capital budgets as proposed by management, and our performance as compared to the approved budgets;

•	our dividend policy and rates;

•	investment performance of our employee benefit plans;

•	our financing arrangements;

•	our capital structure, including key financial ratios such as debt to equity ratios and coverage of fixed charges; and

•	proposals for changes in our capitalization, including purchases of treasury stock.

BOARD PRACTICES

In order to help our stockholders better understand our Board practices, we are including the following description of current practices. The Director Affairs Committee periodically reviews these practices.

Evaluation of Board Performance

In order to continue to evaluate and improve the effectiveness of the Board, under the guidance of the Director Affairs Committee, our Board annually evaluates the Board’s performance as a whole. The evaluation process includes a survey of the individual views of all directors, a summary of which is then shared with the Board. Each active Board Committee also evaluates its own performance on a yearly basis.

Size of the Board

Although the size of the Board may vary from time to time, the Board believes the size should preferably be not less than ten nor more than 14 members. The Board believes that the size of the Board should accommodate the objectives of effective discussion and decision-making and adequate staffing of Board committees. The Board is currently comprised of 14 members.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. It is the Board’s policy that no more than three members of the Board will be employees of SUPERVALU. These management members will include the Chief Executive Officer and up to two additional persons whose duties and responsibilities identify them as key managers of SUPERVALU. Only one of our 14 current Board members is an employee of SUPERVALU, our Chairman and Chief Executive Officer, Mr. Noddle. The Board has determined that all non-employee directors meet the requirements for independence under the NYSE listing standards.

Director Retirement

It is Board policy that non-employee directors retire at the annual meeting following the date they attain the age of 74 and that non-employee directors elected after February 27, 1994 may serve a maximum term of 15 years. Directors who change the occupation they held when initially elected to the Board are expected to offer to resign from the Board. At that time, the Director Affairs Committee will review the continuation of Board membership under these new circumstances and make a recommendation to the full Board. During fiscal 2008, the Board amended the Governance Principles, discussed below, to allow the current Lead Director, Mr. Del Santo, to serve beyond the retirement age of 74 at the discretion of the Board.

The Board also has adopted a policy that requires employee directors, other than the Chief Executive Officer, to retire from the Board at the time of a change in their status as an officer of SUPERVALU. A former Chief Executive Officer may continue to serve on the Board until the third anniversary after his or her separation from SUPERVALU. However, if a former Chief Executive Officer leaves SUPERVALU to accept another position, the Chief Executive Officer is expected to retire as a director effective simultaneously with his or her separation from SUPERVALU.

Selection of Directors

The Director Affairs Committee is the standing committee responsible for determining the slate of director nominees for election by stockholders. The Director Affairs Committee considers and evaluates potential Board candidates based on the criteria set forth below and makes its recommendation to the full Board. The criteria applied to director candidates stress independence, integrity, experience and sound judgment in areas relevant to our business, financial acumen, interpersonal skills, a proven record of accomplishment, a willingness to commit sufficient time to the Board and the ability to challenge and stimulate management. The Director Affairs Committee will use the same process and criteria for evaluating all nominees, regardless of whether the nominee is submitted by a stockholder or by some other source.

The Director Affairs Committee does not currently utilize the services of an executive recruiting firm to assist in the identification or evaluation of director candidates. However, the Director Affairs Committee has used such firms in the past and may engage a firm to provide such services in the future, as it deems necessary or appropriate.

Directors and management are encouraged to submit the name of any candidate they believe to be qualified to serve on the Board, together with background information on the candidate, to the Chairperson of the Director Affairs Committee. In accordance with procedures set forth in our bylaws, stockholders may propose, and the Director Affairs Committee will consider, nominees for election to the Board of Directors by giving timely written notice to the Corporate Secretary, which must be received at our principal executive offices no later than the close of business on February 27, 2009 and no earlier than January 28, 2009. Any such notice must include the name of the nominee, a biographical sketch and resume, contact information and such other background materials on such nominee as the Director Affairs Committee may request.

Board Meetings

The full Board meets at least six times each year. Board meetings normally do not exceed one day in length. Additionally, in alternating years, the Board holds either a multi-day off-site strategic planning meeting or a one-day strategic planning update meeting.

Executive Sessions of Outside Directors

Non-employee directors generally meet together as a group, without the Chief Executive Officer or any other employees in attendance, during each board meeting. The Lead Director presides over each executive session of the Board.

Lead Director

In August 2006, our Board established the position of Lead Director and elected Mr. Del Santo to serve as our Lead Director. The primary responsibilities of our Lead Director include:

•	chairing meetings of the independent directors, including presiding over executive sessions;

•	helping to develop agendas and meeting schedules with the Chairman;

•	advising the Chairman on the quality, quantity and timeliness of information provided by management;

•	interviewing candidates for the Board;

•	overseeing evaluations of the Board;

•	acting as a direct conduit to the Board for stockholders, employees, the public and others regarding matters not readily addressable directly to the Chairman;

•	taking the lead in assuring that the Board carries out its responsibilities in circumstances where the Chairman is incapacitated or otherwise unable to act;

•	serving as a point of contact for the directors to raise issues not readily addressable directly to the Chairman;

•	working with the Chairman to monitor significant issues and risks between meetings of the Board and assuring that the entire Board becomes involved when appropriate;

•	having the authority to call meetings of the independent directors; and

•	having the lead role in conducting the evaluation process for our Chief Executive Officer.

Attendance at Stockholder Meetings

The Board does not have a formal policy regarding director attendance at the Annual Meeting of Stockholders. However, all directors are strongly encouraged to attend the meeting. 13 of the incumbent directors attended the 2007 Annual Meeting of Stockholders.

Stock Ownership Guidelines

Non-employee directors are required to acquire and own SUPERVALU common stock with a fair market value of five times a director’s annual retainer within five years after the director is first elected.

Governance Principles

The Board maintains a formal statement of Governance Principles that sets forth the corporate governance practices for SUPERVALU. The Governance Principles are available on our website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Governance Principles are also available to any stockholder who submits a request to the Corporate Secretary, SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Policy and Procedures Regarding Transactions with Related Persons

The Board of Directors of the Company has adopted a Policy and Procedures Regarding Transactions with Related Persons. This policy delegates to the Audit Committee responsibility for reviewing, approving or ratifying transactions with “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and their immediate families. The policy applies to transactions where the Company is a participant, a related person will have a direct or indirect material interest and the amount involved exceeds $120,000. Under the policy, management of the Company is responsible for disclosing to the Audit Committee all material information related to any covered transaction in order to give the Audit Committee an opportunity to authorize, approve or ratify the covered transaction based upon its determination that the covered transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party. A copy of the Policy and Procedures Regarding Transactions with Related Persons is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.”

ELECTION OF DIRECTORS (ITEM 1)

The Board is divided into three classes, with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the vote of the remaining directors until the next annual meeting, at which time the stockholders elect a director to fill the balance of the unexpired term or the term established by the Board. There are currently 14 members of the Board.

Our bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected, the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest number of votes cast will be elected.

If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Director Affairs Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Director Affairs Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board of Director’s decision. If a nominee who was not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee would not become a director and would not continue to serve on the Board of Directors as a “holdover director.” All nominees for the election of directors at the 2008 Annual Meeting of Stockholders are currently serving on the Board of Directors.

A. Gary Ames, Phillip L. Francis, Edwin C. Gage, Garnett L. Keith, Jr. and Marissa T. Peterson are nominated for three-year terms expiring in 2011. The Board of Directors is informed that each nominee is willing to serve as a director. However, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for another person as the persons named on the proxies decide. If all of the nominees are elected, following the Annual Meeting there will be 14 members of the Board with five directors with terms expiring in 2009, four directors with terms expiring in 2010 and five directors with terms expiring in 2011.

The following sets forth information, as of April 18, 2008, concerning the five nominees and the nine directors whose terms of office will continue after the Annual Meeting, based on the current composition of the Board.

NOMINEES FOR ELECTION AS DIRECTORS AT THE ANNUAL MEETING

FOR A THREE-YEAR TERM EXPIRING IN 2011

A. GARY AMES, age 63

•   Retired President and Chief Executive Officer of MediaOne International (formerly U. S. West International), a telecommunications company, a position he held from 1995 to 2000

•   Elected a director of SUPERVALU in 2006

•   Also a director of F5 Networks, Inc.; iPass Inc. and Seattle Pacific University

PHILIP L. FRANCIS, age 61

•   Chairman of the Board and Chief Executive Officer of PETsMART, Inc., a specialty retailer of services and solutions for pets, since 1999

•   Elected a director of SUPERVALU in 2006

•   Also a director of Cardinal Health, Inc.

EDWIN C. GAGE, age 67 • Chairman and Chief Executive Officer of GAGE Marketing Group, L.L.C., an integrated marketing services company, since 1991 • Elected a director of SUPERVALU in 1986

GARNETT L. KEITH, JR., age 72

•   Chairman and Chief Executive Officer of SeaBridge Investment Advisors, LLC, a registered investment advisor, since 1996

•   Elected a director of SUPERVALU in 1984

•   Also a director of Acosta Sales and Marketing Company and Howard Hughes Medical Institute

MARISSA T. PETERSON, age 46

•   Former Executive Vice President for Sun Microsystems, Inc., a provider of hardware, software and services, from 2005 to 2006

•   Executive Vice President, Sun Services and Worldwide Operations and Chief Customer Advocate for Sun Microsystems, Inc. from 2004 to 2005

•   Executive Vice President, Worldwide Operations and Chief Customer Advocate for Sun Microsystems, Inc. from 2002 to 2004

•   Elected a director of SUPERVALU in 2003

•   Also a director of Ansell Limited and Lucille Packard Children’s Hospital

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2009

IRWIN COHEN, age 67

•   Retired Partner of Deloitte & Touche LLP, a professional services firm, providing audit, tax, financial advisory and consulting services, a position he held from 1972 to 2003

•   Global Managing Partner of the Consumer Products, Retail and Services Practice of Deloitte & Touche LLP from 1997 to 2003

•   Elected a director of SUPERVALU in 2003

•   Also a director of Beall’s, Inc; Equinox Fitness Group, Inc.; Stein Mart, Inc. and Humanity in Action, Inc.

RONALD E. DALY, age 61

•   Former Chief Executive Officer and President of Oće USA Holding, Inc., a subsidiary of Oće N.V., a supplier of digital document management technology and services, from 2002 to 2004

•   Elected a director of SUPERVALU in 2003

•   Also a director of United States Cellular Corporation

LAWRENCE A. DEL SANTO, age 74

•   Retired Chief Executive Officer of The Vons Companies, a retail grocery company, a position he held from 1994 to 1997

•   Elected a director of SUPERVALU in 1997. Elected to the position of Lead Director in 2006

•   Also a director of Ameriscape, Inc. and PETsMART, Inc.

SUSAN E. ENGEL, age 61

•   Retired Chairwoman of the Board and Chief Executive Officer of Lenox Group Inc., the successor to Department 56, Inc., a designer and marketer of tabletop, giftware and collectible products, a position she held from 2005 to 2007

•   Chairwoman of the Board and Chief Executive Officer of Department 56, Inc., a designer, importer and distributor of fine quality collectibles and other giftware products, from 1997 to 2005

•   Elected a director of SUPERVALU in 1999

•   Also a director of Wells Fargo & Company

KATHI P. SEIFERT, age 59

•   Chairperson of Pinnacle Perspectives, LLC, a personal business consulting company, since July 2004

•   Retired Executive Vice President of Kimberly-Clark Corporation, a global health and hygiene product manufacturing company, a position she held from 1999 to 2004

•   Elected a director of SUPERVALU in 2006

•   Also a director of Appleton Papers Inc.; Eli Lilly and Company; Lexmark International, Inc.; Revlon, Inc.; the U.S. Fund for UNICEF and the Fox Cities Performing Arts Center

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2010

CHARLES M. LILLIS, age 66

•   Co-Founder and Managing Partner of Castle Pines Capital, LLC, a channel finance company, since 2004

•   General Partner, LoneTree Capital Management, a private equity company, since 2000

•   Elected a director of SUPERVALU in 1995

•   Also a director of Medco Health Solutions; Soma Logic Inc; Washington Mutual Inc. and Williams Companies, Inc.

JEFFREY NODDLE, age 61

•   Chairman and Chief Executive Officer of SUPERVALU since 2005

•   Chairman, Chief Executive Officer and President of SUPERVALU from 2002 to 2005

•   Elected a director of SUPERVALU in 2000

•   Also a director of Ameriprise Financial, Inc. and Donaldson Company, Inc.

STEVEN S. ROGERS, age 50

•   Clinical Professor of Finance and Management at Kellogg School of Management at Northwestern University since 1995

•   Elected a director of SUPERVALU in 1998

•   Also a director of Amcore Financial, Inc. and S.C. Johnson & Son, Inc.

WAYNE C. SALES, age 58

•   Retired Vice-Chairman, of Canadian Tire Corporation Limited, a retail, financial services and petroleum company. Vice-Chairman of Canadian Tire until June 30, 2007, following his tenure as President and Chief Executive Officer, a position that he held from 2000 to 2006

•   Elected a director of SUPERVALU in 2006

•   Also a director of Tim Hortons Inc. and Georgia Gulf Corp.

DIRECTOR COMPENSATION

The Director Affairs Committee reviews the compensation of our directors on a periodic basis. Based upon its review, the Director Affairs Committee makes recommendations to the Board of Directors.

Fiscal 2008

For fiscal 2008, annual compensation for non-employee directors is comprised of the following components: cash compensation, consisting of an annual retainer and meeting fees, and equity compensation, consisting of stock options and an annual deferred retainer payable in SUPERVALU common stock. Each of these components is described in more detail below.

Annual Board/Committee Chairperson Retainer

Non-employee directors receive an annual cash retainer of $50,000 per year. The Lead Director receives an additional annual cash retainer of $25,000. In addition, the Chairperson of each Board committee receives the following annual retainer: Audit Committee Chairperson, $25,000; Executive Personnel and Compensation Committee Chairperson, $9,000; and the Finance and Director Affairs Committee Chairpersons, $8,000.

Meeting Fees

Non-employee directors receive a fee of $1,800 for attending each Board meeting and the Annual Meeting of Stockholders (if held on a day other than a Board meeting). Non-employee directors who serve on one or more Board committees (other than the Executive Committee) receive an additional fee of $1,000 per committee meeting attended.

Stock Options

Non-employee directors are granted a stock option for 6,000 shares on the date of each Annual Meeting of Stockholders, provided the non-employee director continues to serve as a director following the meeting. In addition, each non-employee director is granted a stock option for 6,000 shares when they join the Board. Options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Options are fully exercisable upon grant.

Annual Deferred Stock Retainer

Each non-employee director is paid $50,000 on each July 1 in the form of SUPERVALU common stock that is credited to the Non-Employee Directors Deferred Stock Plan described below. The number of shares credited to each director’s account is based upon the price of the Company’s common stock on each July 1.

Retirement Program

Effective June 27, 1996, our Directors Retirement Program was discontinued and benefits previously earned by directors were frozen. A non-employee director first elected to our Board prior to June 27, 1996, will receive an annual payment of $20,000 per year for the number of years of the director’s service on the Board prior to June 27, 1996, but for not more than ten years of such service, after such director ceases to be a member of the Board. Directors first elected to the Board after June 27, 1996, do not participate in the Directors Retirement Program. As a result of this benefit, Mr. Gage, Mr. Keith and Mr. Lillis are each entitled to an aggregate of $200,000 (payable in annual installments of $20,000) following their resignation from the Board.

Deferred Compensation Program

Directors may elect to defer payment of their retainer and meeting fees under one or more of the following arrangements:

•

Deferred Compensation Plan for Non-Employee Directors.    Fees and quarterly interest are credited to an account for the director, until payment is made from the plan following retirement from the Board. Interest is payable on the amount of deferred cash compensation at an annual rate equal to the prime rate as reported in The Wall Street Journal as of the beginning of the fiscal year.

•

Non-Employee Directors Deferred Stock Plan.    This plan is designed to encourage increased stock ownership among directors. Under the plan, a non-employee director may elect to have payment of all or a portion of the director’s fees deferred and credited to a deferred stock account. SUPERVALU then credits the director’s account with an additional amount equal to 10 percent of the amount of fees the director has elected to defer and contributes the total amount in the director’s account to an irrevocable trust that uses the amount to purchase shares of SUPERVALU common stock, which are then allocated to an account for the director under the trust. Each director is entitled to direct the trustee to vote all shares allocated to the director’s account in the trust. The common stock in each director’s deferred stock account will be distributed to the director after the director leaves the Board. Until that time, the trust assets remain subject to the claims of our creditors. Dividends paid on the shares of common stock held in each of the directors’ accounts are used to purchase additional shares for these accounts each quarter.

Reimbursements and Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of the Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial air service. Directors are also reimbursed for participation in director education programs in the amount of $7,500 for each director, plus expenses, to be used every two years. Reimbursements for any non-employee director did not exceed the $10,000 threshold in fiscal 2008 and thus are not included in “Director Compensation for Fiscal 2008” below.

From time to time, spouses may also join non-employee directors on the Company aircraft when a non-employee director is traveling to or from a Board, committee or stockholder meeting or any other meeting of the Company where such non-employee director is invited to do so by the Company’s Chief Executive Officer. This travel may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the taxes incurred in connection with such income.

Non-employee directors are eligible to use the Company aircraft for personal purposes to the extent that the Company aircraft is already traveling on Company business or at the direction of the Company’s Chief Executive Officer and there is available space for such non-employee director. Any such personal use of the Company aircraft may result in the non-employee director recognizing income for tax purposes, and the Company does not reimburse the non-employee directors for any taxes incurred in connection with such personal use.

Fiscal 2009

As part of their review with respect to fiscal 2009 compensation, the Director Affairs Committee retained Towers Perrin, an independent compensation consultant, and authorized the independent compensation consultant to prepare a study of the director compensation for the companies in the same competitive compensation peer group used in connection with the compensation review of our executive officers, which is described further in “Compensation Discussion and Analysis.”

Effective as of February 2008, the Director Affairs Committee recommended and the Board of Directors approved changes to the director compensation structure. As part of the review of director compensation, the Director Affairs Committee reviewed recent trends in director compensation, which include:

•	the desire for director compensation to remain competitive relative to the compensation paid to other directors who serve at peer companies;

•	the trend away from per meeting fees to a fixed cash retainer for Board meetings and committee meetings;

•	the movement toward higher chair fees for the chairs of various committees because of more frequent meetings, additional time allocated to each meeting and SEC obligations; and

•	an increasing trend toward directors receiving a combination of stock options and deferred stock rather than only stock options.

As a result, fiscal 2009 director compensation is as follows:

Compensation Item	Fiscal Year 2009 Compensation
Cash Retainer	$80,000
Lead Director Fee	$25,000
Board Meeting Fee	$0
Lead Director retainer	$25,000
Committee Fee (non-Audit Committee)	$10,000 per committee
Committee Meeting Fee	$0
Audit Committee Fee	$15,000
Committee Chair Fee (non-Audit Committee)	$20,000
Audit Committee Chair Fee	$25,000
Deferred Stock Payment	$60,000
Stock Options	$55,000 as of the date of grant using a Black-Scholes calculation to determine fair value

Directors are still able to defer payment of their fees under the plans described above.

DIRECTOR COMPENSATION FOR FISCAL 2008

Name (1)	Fees Earned or Paid In Cash (2)	Stock Awards (3)	Option Awards (4)	Change in Pension Value And Nonqualified Deferred Compensation Earnings (5)	Total
A. Gary Ames	$68,800	$50,000	$73,613	$—	$192,413
Irwin Cohen	72,600	50,000	73,613	—	196,213
Ronald E. Daly	73,600	51,500	73,613	—	198,713
Lawrence A. Del Santo	107,600	55,760	73,613	10,452	247,425
Susan E. Engel	79,600	57,960	73,613	—	211,173
Philip L. Francis	67,600	56,760	73,613	—	197,973
Edwin C. Gage	71,800	50,000	73,613	—	195,413
Garnett L. Keith, Jr.	97,600	59,760	73,613	98,338	329,311
Charles M. Lillis	75,000	57,500	73,613	—	206,113
Marissa T. Peterson	74,600	57,460	73,613	—	205,673
Steven S. Rogers	70,800	50,000	73,613	—	194,413
Wayne C. Sales	74,600	57,460	73,613	—	205,673
Kathi P. Seifert	38,800	53,880	73,613	—	166,293

(1)	Jeffrey Noddle, our Chairman and Chief Executive Officer, is not included in this table because he is an employee of SUPERVALU and received no compensation for service as a director. Mr. Noddle’s compensation is shown in the Summary Compensation Table under “Executive Compensation.”

(2)	Reflects the amount of cash compensation earned in fiscal 2008 for Board and committee service. Amounts shown include any amounts deferred by the director under the Deferred Compensation Plan for Non-employee Directors described above.

(3)	Includes: (a) the annual deferred stock retainer for each director as described above and (b) any additional shares of common stock awarded to a director as a result of the director’s deferral of fees earned under the Non-Employee Directors Deferred Stock Plan described above. Stock awards are calculated in accordance with Statement of Financial Accounting Standard 123 (revised 2004), “Share-Based Payments,” (“SFAS 123R”), on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 23, 2008 for our policy and assumptions made in the valuation of share-based payments. The amounts shown above also reflect the full grant date fair value of stock awards made during fiscal 2008. As of February 23, 2008, the last day of our fiscal year, each of the non-employee directors had shares credited to their account under the Non-Employee Directors Deferred Stock Plan Trust as follows: Mr. Ames, 1,518 shares; Mr. Cohen, 3,979 shares; Mr. Daly, 5,445 shares; Mr. Del Santo, 22,580 shares; Ms. Engel, 26,110 shares; Mr. Francis, 3,173 shares; Mr. Gage, 11,259 shares; Mr. Keith, 38,627 shares; Mr. Lillis, 38,319 shares; Ms. Peterson, 2,987 shares; Mr. Rogers, 8,945 shares; Mr. Sales, 2,136 shares and Ms. Seifert, 1,811 shares.

(4)	Option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 11 of our Annual Report on Form 10-K for the fiscal year ended February 23, 2008 for our policy and assumptions made in the valuation of share-based payments. The amounts shown reflect the full grant date fair value of option awards made during fiscal 2008. As of February 23, 2008, the last day of our fiscal year, each of the non-employee directors had the following stock options outstanding: Mr. Ames, 12,000 shares; Mr. Cohen, 30,000 shares; Mr. Daly, 24,000 shares; Mr. Del Santo, 56,000 shares; Ms. Engel, 52,000 shares; Mr. Francis, 18,000 shares; Mr. Gage, 55,254 shares; Mr. Keith, 49,074 shares; Mr. Lillis, 50,000 shares; Ms. Peterson, 30,000 shares; Mr. Rogers, 50,195 shares; Mr. Sales, 12,000 shares and Ms. Seifert, 12,000 shares.

(5)	Reflects above-market interest on deferred compensation. Mr. Keith participated in two deferred compensation plans that were discontinued in July 1996. Mr. Keith is not eligible to take distributions from these plans until he retires from the Board.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers that served as Named Executive Officers during fiscal 2008. It should be read in connection with the Summary Compensation Table and related tables and narrative disclosure under “Executive Compensation” in this Proxy Statement. The Executive Personnel and Compensation Committee (the “Committee”) of the Board of Directors oversees the design and administration of our executive compensation program. For more information on the Committee, its members and its processes, see “Meetings of the Board of Directors and Committees of the Board” in this Proxy Statement.

In June 2006, SUPERVALU completed a transaction to acquire the core supermarket business formerly owned by Albertson’s, Inc., which doubled our revenues and greatly increased the number of our employees and retail stores in our network. We refer to this transaction as the Albertson’s acquisition. The Albertson’s acquisition also resulted in SUPERVALU becoming the nation’s third-largest supermarket chain, as measured by revenue.

In connection with the Albertson’s acquisition, SUPERVALU strengthened its management team with the addition of key Albertson’s executives. In addition, during fiscal 2007, the Committee also undertook a comprehensive review of executive compensation and determined that adjustments were needed to remain competitive given the company’s size and operations. In particular, when reviewed by the Committee in May 2006, salaries, short-term incentive opportunities and long-term incentive levels for executive officers were determined, on average, to be below the median levels of comparable companies. As part of the review process, the Committee wanted to further its overall compensation philosophy that total compensation should be more heavily weighted with respect to performance-based metrics. To that end, the Committee began during fiscal 2007 to adjust base pay levels, the mix of fixed and variable compensation, as well as short-term and potential long-term incentives to approximate more closely the levels and the relative mix found in our competitive market for executive talent. This adjustment process continued through fiscal 2008, and is discussed below with respect to the Committee’s fiscal 2008 compensation decisions.

Program Objectives and Reward Philosophy

In General.    The Committee has adopted a comprehensive executive compensation program based on the following principles:

•	Competitive pay. The program enables SUPERVALU to attract, retain and motivate the key executives necessary for our current and long-term success.

•	Strategic design. Compensation plans are designed to support our business strategy and our key objectives.

•	Pay for performance. Executive compensation is linked to corporate, and in some cases, corporate and business unit performance, as well as the attainment of designated strategic objectives.

•	Equity emphasis. A significant portion of executive compensation should be equity-based in order to tie executive compensation to the long-term enhancement of stockholder value.

•	Independence. The Committee exercises independent judgment and approval authority with respect to the executive compensation program and the awards made under the program.

SUPERVALU’s executive compensation program is structured to provide a mix of fixed and variable compensation, as well as short-term and long-term incentive potential. The variable compensation components of the program are designed so that our executives’ total compensation will be above the median of our competitive market when our results are above the target levels of performance established by the Committee and below the median of our competitive market when our results fall below this targeted performance. This relative fluctuation in compensation value is increased by the significant use of equity-based components in the program, such as performance shares, restricted stock, stock options and stock appreciation rights, so that total compensation will significantly increase or decrease in direct correlation to our stock price.

Competitive Market.    The Company seeks to offer its executives market-competitive pay. In assessing competitiveness, the Committee reviews compensation information for similarly-situated executives at companies in a self-constructed comparison group, as well as compensation information available from third-party surveys. This information is used to inform the Committee of competitive pay practices, including the relative mix among elements of compensation. This information is also used to determine, as a point of reference for each Named Executive Officer, a midpoint (or median) within the competitive compensation range, for base salary, annual cash incentive, long-term equity incentives and the total of these elements. The Committee believes that evaluating each executive’s pay elements and totals relative to a median helps it to assess the overall competitiveness in the marketplace of the Company’s compensation. However, the Committee also recognizes that comparative pay assessments have inherent limitations, due to the lack of precise comparability of executive positions between companies as well as the companies themselves. As a result, the competitive medians are used only as a guide and are not the sole determinative factor in making compensation decisions for the Named Executive Officers. In exercising its judgment, the Committee looks beyond the competitive market data and places significant weight on individual job responsibilities, individual performance, experience, compensation history, internal comparisons and compensation at former employers (in the case of new hires), as well as management’s recommendations.

The Committee defines our competitive market for our Named Executive Officers to be the median range of publicly available compensation information from a self-constructed comparison group and several third-party compensation surveys. The surveys provide data on similarly sized organizations based on revenue and industry. In fiscal 2008, the Committee looked at third-party wholesale and retail surveys conducted by Hewitt Associates, Stanton Group and Watson Wyatt and a long-term incentive survey conducted by Frederic W. Cook & Co. Inc. The Committee assesses the reasonableness of our total compensation levels and mix relative to the competitive benchmark data through a competitive assessment conducted each year by our independent compensation consultants.

For fiscal 2008, our competitive comparison group consisted of the following 25 retail and distribution companies:

Comparison Group
AmerisourceBergen	Kohl’s	Sears Holding
AutoNation	Kroger	Staples
Best Buy	Lowe’s	Sysco
Cardinal Health	Macy’s	Target
Costco Wholesale	McKesson	TJX
CVS Caremark	Office Depot	Wal-Mart
Gap	Publix Super Markets	Walgreen
Home Depot	Rite-Aid
J.C. Penney	Safeway

The 25-company competitive comparison group approved by the Committee and disclosed above was reviewed during fiscal 2007 by our independent compensation consultant, Frederic W. Cook & Co. Inc., with input from the Committee. The comparison group Companies were selected based on the following criteria:

•	U.S.-based;

•	Revenue size; and

•	Industry.

With respect to the comparison group, the Committee looked at net revenue, operating income, total assets, total equity, total employees and market capitalization to create a composite rank. SUPERVALU’s composite ranking was in the middle of this 25-company competitive comparison group.

Generally, the Committee will maintain the continuity of the companies within the comparison group from year to year; however, changes in the composition of the group may occur as companies enter or exit the publicly-traded marketplace or as the relative size of the companies in the comparison group changes. For fiscal 2008, there were no changes to this group from the prior fiscal year, other than to reflect name changes.

Compensation Process.    For the Named Executive Officers other than Mr. Noddle, the Committee reviews and approves all compensation decisions. As part of that review, the Committee takes into consideration competitive market analyses and the recommendations of our human resources staff, the independent compensation consultants and Mr. Noddle. The Committee will review periodically the relationship of target compensation levels for each Named Executive Officer relative to the compensation target for Mr. Noddle. In addition, the Committee periodically will review comparable internal equity relationships for comparable positions across peer companies. For Mr. Noddle, the Committee prepares compensation recommendations for ultimate review and approval by the Board of Directors, with Mr. Noddle abstaining from such review and approval. In making its compensation recommendations regarding Mr. Noddle, the Committee takes into consideration the Board of Directors’ annual performance evaluation of him, as well as competitive market analyses for other chief executive officers based on publicly available information, information provided by our human resources staff and independent compensation consultants and internal pay relationships. Recommendations with respect to the compensation of Mr. Noddle are not shared with him during this process.

The Committee reviews and recommends to the full Board of Directors for approval with respect to Mr. Noddle, and approves, for the other Named Executive Officers, base salaries, annual cash incentive, long-term equity incentives annually, and any other agreements that we would enter into with any Named Executive Officer. During fiscal 2007, this review was done in April for our Named Executive Officers and other executives in the Company and in May for Mr. Noddle. For fiscal 2008, in order to align the review process with other corporate compensation initiatives undertaken by the Company, the review for all executives (including the Named Executive Officers and Mr. Noddle) was conducted in May. In addition, throughout fiscal 2008, the Committee reviewed various elements of the compensation program. For fiscal 2009, the review for all executives (including the Named Executive Officers and Mr. Noddle) will be conducted in May.

Compensation Consultant

The Committee has the authority to retain outside compensation consultants to assist in the evaluation of executive compensation or to otherwise advise the Committee. The Committee directs the work of such consultants, and decisions regarding compensation of our Named Executive Officers are ultimately made by the Committee and, in the case of Mr. Noddle, by the Board.

During fiscal 2007, the Committee retained Frederic W. Cook & Co. Inc. as its compensation consultant to assist the Committee with its evaluation and assessment of executive compensation. The compensation consultant also assisted the Committee with the development of its self-selected comparison group used for purposes of benchmarking compensation levels and relative mix for fiscal 2007 and fiscal 2008.

During fiscal 2008, the Committee, after an extensive review of compensation consultants, engaged Towers Perrin as its new compensation consultant to assist the Committee with an assessment and review of SUPERVALU’s incentive plan design and other aspects of SUPERVALU’s executive compensation program for fiscal 2009 and beyond.

Neither Frederic W. Cook & Co. Inc. nor Towers Perrin provided any other services to SUPERVALU or its management, other than as described in the “Director Compensation” section of this Proxy Statement.

Elements of Compensation

For fiscal 2008, the principal elements of our executive compensation program consisted of the following components:

•	Base salary;

•	Annual cash incentive;

•	Long-term equity incentives in the form of stock options, performance shares and, more recently, stock appreciation rights that pay in cash;

•	Change of control and other separation agreements and policies;

•	Non-qualified deferred compensation, supplemental executive retirement plans and pension benefits; and

•	Executive perquisites.

Compensation Mix

The Committee believes that the mix of compensation elements among base salary, annual cash incentive opportunity and long-term equity incentive for fiscal 2008 should approximate the relative mix found in the competitive market for each of the Named Executive Officers, when evaluated relative to each of their peers.

The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive opportunity and long-term equity incentive opportunity) is allocated between performance and non-performance based components, how performance-based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components. For our Named Executive Officers in fiscal 2008, that target allocation is as follows:

	2008 Fiscal Year Compensation Mix (Base Salary, Annual Cash Incentive Opportunity and Long-Term Equity Incentive Opportunity) (1)
	Percent of Total Compensation that is:		Percent of Performance Based Total Compensation that is:		Percent of Total Compensation that is:
Name	Performance- Based (2)	Not Performance- Based (3)	Annual (4)	Long-term (5)	Cash Based (6)	Equity Based (7)
Jeffrey Noddle	85%	15%	22%	78%	34%	66	%(8)
Michael L. Jackson	75	25	27	73	45	55
Pamela K. Knous	75	25	24	76	43	57
Duncan C. Mac Naughton (9)	73	27	26	74	46	54
Kevin H. Tripp (9)	71	29	28	72	49	51

(1)	Total compensation for purposes of this table is different than the Total column used in the Summary Compensation Table under “Executive Compensation” below. Total compensation as used above is the total of base salary, annual cash incentive opportunity at the target level and long-term equity Incentives at the target level only.

(2)	Sum of target annual cash incentive and target long-term equity incentives divided by target total compensation.

(3)	Base salary divided by target total compensation.

(4)	Target annual cash incentive divided by the sum of target annual cash incentive and target long-term equity incentives.

(5)	Long-term equity incentives divided by the sum of target annual cash incentive and target long-term equity incentives.

(6)	Sum of base salary and target annual cash incentive divided by target total compensation.

(7)	Target long-term equity incentives divided by target total compensation.

(8)	Equity-based incentives for Mr. Noddle include stock appreciation rights that are settled in cash but which vest and derive value in much the same manner as stock options. Stock appreciation rights are described below under “Long-term Equity Incentives—Stock Appreciation Rights.”

(9)	Does not include retention payments made in connection with the Albertson’s acquisition.

The Committee believes that this compensation mix aligns with the Company’s compensation philosophy and goals because:

•	a significant percentage (ranging from 71 percent to 85 percent) of each Named Executive Officer’s compensation is performance-based;

•

a significant percentage (ranging from 72 percent to 78 percent) of each Named Executive Officer’s performance-based compensation serves to motivate and retain the executives for the Company’s long-term success; and

•

a significant percentage (greater than 51 percent) of each Named Executive Officer’s compensation is equity-based, which serves to tie executive compensation to the long-term enhancement of stockholder value.

Fiscal 2008 Compensation Decisions

In May 2007, the Committee approved (or in the case of Mr. Noddle, recommended to the Board of Directors, who later approved) the targeted annual compensation for fiscal 2008 listed below for each of the Named Executive Officers. The fiscal 2008 target amount is comprised of the following primary components of compensation reviewed and approved for each Named Executive Officer by the Committee on an annual basis: base salary, the annual cash incentive award assuming achievement of target performance, stock options and any stock appreciation rights granted during the fiscal year valued as of the grant date, and an annual allocation of the long-term incentive award assuming achievement of target performance at the end of the two-year performance cycle.

Name	Fiscal 2008 Targeted Annual Compensation
Jeffrey Noddle	$7,578,000
Michael L. Jackson	2,666,000
Pamela K. Knous	2,567,000
Duncan C. Mac Naughton	1,796,000
Kevin H. Tripp	1,892,000

The fiscal 2008 target amounts differ from the amounts reflected in the Summary Compensation Table because:

•	the above table reflects targeted annual base salary, while the Summary Compensation Table includes actual base salary paid for the fiscal year;

•

the above table assumes that annual cash incentive awards and long-term performance shares are earned at the target award level and also allocates one year of long-term compensation that may be earned over a two-year performance cycle while the Summary Compensation Table reflects actual amounts earned in the fiscal year;

•

the above table reflects all equity-based awards (stock options, stock appreciation rights and performance shares) valued on the basis of a Black-Scholes model on the grant date, while the Summary Compensation Table includes annual stock awards valued utilizing the Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”);

•

the target amount does not include any one-time restricted stock grants used for purposes of retention under special circumstances, while the Summary Compensation Table includes compensation expenses during the year attributable to all awards; and

•

the Summary Compensation Table reflects a variety of other elements of compensation, such as perquisites, changes in pension value and earnings on deferred compensation, that the Committee does not consider when setting annual compensation levels for the Named Executive Officers on an annual basis.

Base Salaries

SUPERVALU provides the Named Executive Officers and other executives with an annual base salary that is not subject to performance risk. Salary levels for our Named Executive Officers are based on individual performance and experience, job responsibility, internal equity and salary levels that reflect the competitive market.

Annual Cash Incentive

SUPERVALU provides its Named Executive Officers and other executives an annual cash incentive opportunity in order to align executive compensation with the achievement of SUPERVALU financial goals that support our business plans.

The Committee establishes annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, as well as threshold and maximum award opportunities expressed as a percentage of base salary. For fiscal 2008, annual cash incentive opportunities for the Named Executive Officers ranged from 70 percent to 125 percent of base salary paid for the year, at target levels of performance, up to a possible range of 140 percent to 250 percent of base salary for performance exceeding target levels of performance.

Performance Measures and Objectives.    For fiscal 2008, the Committee selected corporate net earnings as the primary performance measure for our annual cash incentive program because it believes that corporate net earnings growth correlates directly with our business objectives and the creation of fundamental value for our stockholders. For our Named Executive Officers who are Corporate Executives as noted in the table below, if any payout is to be made under the annual cash incentive plan, the corporate net earnings threshold must be met. If that threshold is met, then the executive will be eligible for payout under the other components of the program. For our Named Executive Officers who are Retail Executives as noted in the table below, the retail earnings threshold must be met in order to receive a payout under the retail sales growth component.

In addition, in order to receive a payout above the levels established for the target corporate same store sales and target corporate cash flow measures, the corporate net earnings number must meet or exceed the target performance measure.

The diversity component for each of the Named Executive Officers, including Mr. Noddle, will be based on the outcome of each Named Executive Officer’s leadership in increasing the level of diversity within their organization. The specific goals were established at the discretion of the Committee and are measured against diversity goals monitored by the human resources staff.

Additionally, the Committee established performance measures for earnings and sales growth for some of our executives, including certain of our Named Executive Officers, which correspond to their retail region, in order to align executive incentives more closely with the business over which they have responsibility and control.

The fiscal 2008 performance measures for our annual cash incentive plan were as follows:

Performance Measure	Corporate Executives (1)	Retail Executives (2)
Corporate Net Earnings	50%	50%
Corporate Same Store Sales Growth	20	0
Corporate Cash Flow	20	0
Retail Region Earnings	0	20
Retail Region Sales Growth	0	20
Diversity	10	10

(1)	Includes Mr. Noddle, Ms. Knous and Mr. Mac Naughton (together, the “Corporate Executives”).

(2)	Includes Mr. Jackson and Mr. Tripp (together, the “Retail Executives”).

For fiscal 2008, the corporate net earnings performance goals under our annual cash incentive plan were as follows:

Performance Level	Corporate Net Earnings	Percent of Target Award Payout
Maximum	$658 million	200%
Target	$618 million	100
Threshold	$572 million	50

In fiscal 2007, the award payout was set at 75 percent for achieving the threshold level of performance. For fiscal 2008, the award payout was reduced to 50 percent for reaching the threshold level of performance. It was determined that this adjustment to the Company’s annual bonus plan design for fiscal 2008 was appropriate to (1) better reflect annual incentive practices in the competitive market (assessed by the Committee as described above) and (2) align the annual incentive practices following the Albertson’s transaction between legacy SUPERVALU annual incentives and legacy Albertson’s annual incentives.

The threshold performance level for Corporate Net Earnings for fiscal 2008 was the Company’s fiscal 2007 reported net earnings as adjusted to exclude charges relating to the disposition of the Company’s Scott’s Food and Pharmacy stores and excluding one-time transaction costs related to the Albertson’s acquisition. In addition, fiscal 2007 net earnings were increased to reflect the Albertson’s acquisition as if it had occurred on the last day of fiscal 2006. The target performance level for fiscal 2008 was an increase of eight percent over the threshold performance level. The maximum performance level for fiscal 2008 was an increase of 15 percent over the threshold performance level.

For fiscal 2008, the threshold corporate cash flow performance level was set at 50 percent of the award, the target corporate cash flow performance level was set at 100 percent and the maximum corporate cash flow performance level was set at 200 percent. Corporate cash flow is generally defined by the Committee to be earnings before interest, taxes, depreciation and amortization (EBITDA) plus one-time transaction costs related to the Albertson’s acquisition and stock option expense, less interest, dividends, taxes and capital expenditures, net of proceeds from asset sales.

For fiscal 2008, the threshold corporate same store sales growth performance level was set at 50 percent of the award, the target corporate same store sales growth performance level was set at 100 percent and the maximum corporate same store sales growth performance level was set at 200 percent. Same store sales growth as defined by the Committee excludes fuel sales and assumes that the Albertson’s acquisition occurred on the last day of fiscal 2006.

Discretionary Adjustments.    The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals under the annual cash incentive plan are met in April of each year, after completion of the Company’s financial statements. In making this determination, the Committee may apply discretion such that the numbers used for our annual cash incentive performance goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but that are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures. For fiscal 2008, the Committee used its discretion with respect to the actual results used for our annual incentive performance goals. Net earnings used for our annual incentive performance goals was determined by taking actual net earnings and decreasing actual net earnings by $33 million for certain purchase accounting adjustments and increasing actual net earnings by $9 million for cost related to the closure of certain stores. The adjustments resulted in a $24 million decrease from actual net earnings to arrive at net earnings used in the calculation of our annual incentive performance goals. The effect of such discretion was to reduce the payout under the Corporate Net Earnings component to 95 percent.

Actual Award Payments.    For fiscal 2008, Corporate Net Earnings were $613 million, as adjusted, resulting in actual award payments to each Named Executive Officer that equaled 95 percent of the target award opportunity. In determining Corporate Net Earnings for fiscal 2008, the Committee exercised its discretion, as described above.

For fiscal 2008, Corporate Cash Flow was above target, but because the Company did not exceed the target performance level established for Corporate Net Earnings, no additional amounts were paid with respect to the Corporate Cash Flow component above the target level of 100 percent.

For fiscal 2008, our Corporate Same Store Sales Growth performance resulted in actual award payments to each Named Executive Officer that equaled 52.8 percent of the target award opportunity.

Annual Discretionary Bonus Pool.    An annual discretionary bonus pool exists from which Mr. Noddle may make discretionary cash awards to the Named Executive Officers and other corporate officers (other than himself) in recognition of their extraordinary achievements during any given fiscal year. Awards from the pool may not exceed $750,000 in the aggregate or $100,000 to any one individual during any fiscal year. For fiscal 2008, Mr. Noddle provided discretionary awards to several officers, including an award in the amount of $100,000 to Mr. Jackson.

Compensation Committee Discretionary Bonus.    At the April 2008 Committee meeting, the Committee determined that, in light of the additional retail responsibilities that Mr. Jackson assumed during fiscal 2008 and the changes he implemented with respect to those additional responsibilities, they would award him a bonus in the amount of $50,000.

Long-term Equity Incentives

In General.    SUPERVALU provides the Named Executive Officers and other executives with a long-term equity incentive award in order to tie a significant portion of each executive’s total compensation to the long-term financial results of the Company and to align incentives more meaningfully with the interests of our stockholders. On an annual basis, SUPERVALU provides a grant of stock options. On a biennial basis, SUPERVALU provides a grant of performance shares. The Committee believes that various forms of long-term awards provide incentives to executives that can further different corporate objectives. The Committee feels that the granting of options is a source of motivation for SUPERVALU employees more closely aligning long-term employee interest with the interests of the Company’s stockholders. The Committee believes that the granting of performance shares can align an employee’s long-term interest with the Company’s stockholders and can serve as a method of retention for key employees.

For fiscal 2008, the long-term equity incentive program for Named Executive Officers and other executives consisted of an annual grant of stock options. The Committee established the total value of the long-term award for each Named Executive Officer in such a manner that achievement of the target levels of performance would result in long-term incentives within the median range of the competitive market.

Stock Options.    Stock options directly link a portion of each executive’s compensation to stock price appreciation. Each Named Executive Officer’s stock option grant is established by the Committee as described above with respect to awards of total long-term incentives. Stock options generally have a “grant date” that is the same date as the date of Committee or Board (in the case of Mr. Noddle) approval and have an exercise price equal to the fair market value on the grant date. In the event that stock markets are closed for trading on the grant date, options are then priced based on the fair market value of the Company’s stock on the first day in which markets are open for trading following the grant date. In addition, stock options currently have a seven-year contractual exercise term and vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant, subject to the following post-termination and change of control provisions:

Event	Award Vesting	Exercise Term(3)
Death, Disability or Retirement (1)	Accelerated	Remaining Term
Other Termination	None	Two years (2)
Change of Control	Accelerated	Remaining Term

(1)	Retirement is defined as termination at or after age 55 with 10 or more years of service. If termination occurs because of death or disability before the age and years of service for retirement have been satisfied, the remaining exercise term will be two years following termination or the remainder of the original contractual term, if shorter.

(2)	Or remainder of original contractual term, if shorter.

(3)	The Company has the right to repurchase shares issued under options within six months before or three months after termination for cause or if the terminated executive breaches the confidentiality or non-competition provisions in the award agreement.

In April 2007, our equity compensation plans were amended to change the definition of fair market value from the average of the opening and closing market price of the Company’s stock to the closing market price of the Company’s stock on the applicable date. In accordance with a policy adopted in April 2007, however, for options approved by the Committee or the Board on a date that Company executives would otherwise be restricted from trading in our stock as a result of a “black-out” trading restriction relating to the release of earnings results, the grant date will be delayed until the first trading day after the expiration of the black-out period. We do not have any other program, plan or practice to time stock option grants to executives in coordination with the release of material non-public information. In addition, we have a pre-established black-out policy that prohibits employees from trading in our stock during periods when they are aware of material non-public information.

Stock options granted prior to April 2005 have a 10-year contractual exercise term, and provide for an automatic one-time reload or restoration stock option upon the exercise of the original stock option using shares of SUPERVALU stock to pay the exercise price. The restoration stock option is for the same number of shares used to pay the exercise price and applicable withholding taxes, has an exercise price equal to the fair market value of SUPERVALU stock on the date of exercise and is exercisable for the remaining contractual exercise term of the original stock option.

Stock Appreciation Rights.    As part of Mr. Noddle’s fiscal 2008 compensation package, the Committee determined that Mr. Noddle’s long-term incentive award should be comprised of 50 percent long-term performance shares, 25 percent stock options and 25 percent stock appreciation rights (“SARs”). This was a change from previous long-term incentive awards granted to Mr. Noddle and other executives of the Company, which were split equally between performance shares and stock options. In discussing the form that Mr. Noddle’s long-term incentive award should take, the Committee discussed the trends in executive compensation and the Company’s commitment to maintain average annual equity grants at a level not greater than 2.91 percent of common stock outstanding over the three-year period ending with fiscal 2010, while continuing to provide an incentive that is aligned with the interests of the Company’s stockholders. The Committee decided that cash-settled SARs were an appropriate method of achieving such goals. Thus, in fiscal 2008, Mr. Noddle was granted 127,120 SARs. These SARs vest 20 percent on the date of grant and 20 percent on each of the next four anniversaries of the date of grant. If Mr. Noddle retires before these SARs are fully vested, the SARs will vest in full at retirement, because Mr. Noddle meets the retirement definition set forth in the plan under which this award was granted.

Performance Shares.    Our performance share program is based on a two-year performance cycle for fiscal 2007-2008 and grants under this program are made every two years. As with stock options, awards of performance shares are established by the Committee as described above with respect to awards of total long-term incentives. The material provisions of the performance share awards for fiscal 2007-2008 are summarized below:

Provision	Description
Current Performance Period	• Fiscal year 2007 through 2008 (two-year performance cycle)

Award Value	• Based on underlying value of our stock as of the last trading day of the last fiscal year in the performance cycle (stock denominated)

Performance Measures

•   Combined two-year average return on invested capital (“ROIC”)

•   ROIC is defined by the Committee as earnings before interest and taxes for each year of the performance cycle, adjusted for stock option expense, divided by invested capital.

•   Invested Capital is the sum of the Company’s interest-bearing short-term borrowings, interest-bearing long-term debt, stockholders equity and the present value of capital leases, subject to certain adjustments.

•   Invested Capital for the performance period is calculated by computing the sums of (i) the invested capital as of the last day of the Company’s fiscal year immediately preceding such performance period, which was adjusted to assume that the Albertson’s acquisition occurred on the last day of such fiscal year; and (ii) the invested capital as of the end of each fiscal year comprising such performance period, and dividing such sum by three (the number of fiscal years in the performance period plus one).

Performance Goals

•   Maximum award is 150 percent of performance shares granted if ROIC is at or above 12.3 percent

•   Target award is 100 percent of performance shares granted if ROIC is at target level of 11.8 percent

•   Threshold award is 50 percent of performance shares granted if ROIC is at 11.2 percent

•   Actual award amount could be anywhere between 50 percent and 150 percent based on the actual results

•   Payout percentage subject to an increase (but not a decrease) if our revenues for the period equals or exceeds inflation (as measured by the change in the Consumer Price Index over the period) ranging from ten percent (if revenues equal to inflation) to 25 percent (if revenues exceed inflation by three percent or more)

Award Payment	• Made in common stock at the end of the performance cycle with an additional one-year vesting period • Vesting of this award accelerates on events as provided below

Event	Award Vesting
Death, Disability or Retirement (1)	Accelerated
Termination for Cause	None/Award forfeited
Other Termination	None/Award forfeited
Change of Control	Accelerated
(1) Retirement is defined as termination at or after age 55 with 10 or more years of service

Award Payout	• For fiscal 2007-2008 performance cycle, the payout was 72 percent of performance shares granted

The Committee chose return on invested capital, referred to as ROIC and defined above, as the performance measure for the performance share program because it believes this measure is an accurate assessment of how well the Company is performing from a financial standpoint. ROIC indicates how efficiently and effectively capital is deployed by management. Performance goals are established in connection with the Company’s annual financial planning process. In establishing our performance goals for this measure, the Committee considers the extent to which the Company will generate a return on invested capital for the performance cycle that represents an appropriate improvement, as determined by the Committee. The Committee takes into consideration a variety of factors, including future expectations of operating earnings and capital deployment in our strategic plans.

The Committee reviews the quality of the Company’s performance and determines the extent to which performance goals are met in April at the end of the two-year performance cycle, after completion of the Company’s financial statements, for the purposes of determining the actual number of shares of restricted stock that will be granted to each executive under the terms of the performance share award. In making this determination, the Committee may apply discretion such that the numbers used for our performance share goals may differ from the numbers reported in the Company’s financial statements. In applying this discretion, the Committee may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives, but are undertaken with an expectation of improving our long-term financial performance, including restructurings, acquisitions or divestitures.

Actual Award Payments.    For fiscal 2007-2008, our two-year average ROIC was 11.4 percent, resulting in actual award payments to each Named Executive Officer that equaled 72 percent of the target award opportunity. No award was increased as a result of revenue adjustment component described above in fiscal 2007-2008 because the requirements for such an increase were not met.

Retention Incentive Awards for Certain NEOs.    In connection with the Albertson’s acquisition, Mr. Mac Naughton and Mr. Tripp, as well as certain other executives, were granted retention incentive awards as part of their employment with SUPERVALU. Under the terms of the retention award, the recipient received a retention incentive award comprised 50 percent of deferred cash and 50 percent of restricted stock (valued as of the date of the closing of the Albertson’s acquisition). The awards were subject to restrictions on transfer and potential forfeiture. With the exception of certain qualifying terminations, including termination without cause, the vesting of the restricted stock portion of the award and payment of the deferred cash portion is contingent on continued employment with SUPERVALU, according to the following schedule:

•	10 percent of the total cash retention award and 10 percent of the total restricted shares vest on January 2, 2007;

•	20 percent of the total cash retention award and 20 percent of the total restricted shares vest on July 2, 2007;

•	30 percent of the total cash retention award and 30 percent of the total restricted shares vest on January 2, 2008; and

•	40 percent of the total cash retention award and 40 percent of the total restricted shares vest on June 2, 2008.

Executive Change of Control Policy

Our objective is to provide our Named Executive Officers and other executives with protection under a market competitive change of control severance agreement. The Committee believes that this benefit helps to maintain the impartiality and objectivity of our executives in the event of a change of control situation so that our stockholders’ interests are protected. The Committee reviews this change of control policy periodically to address whether these protections are consistent with those provided in our competitive market and to be in compliance with federal tax rules affecting nonqualified deferred compensation.

We have entered into retention agreements with certain of our executive officers in relation to the Albertson’s acquisition, including two of our Named Executive Officers, Mr. Mac Naughton and Mr. Tripp, which provide temporary protection against a change of control. Subsequent to the expiration of their retention awards on June 2, 2008, the Company expects to enter into change of control agreements with those executives.

For fiscal 2008, our change of control agreements for the Named Executive Officers, excluding Mr. Mac Naughton and Mr. Tripp, are summarized below:

Agreement Provision	Description
Severance Triggers

•   Involuntary termination without cause, as defined below, or voluntary resignation for good reason, as defined below, within 2 years following a change of control, or in anticipation of a change of control.

•   “Good reason” is defined as reduction in base salary or annual cash incentive, duties and responsibilities that are materially and adversely diminished, forced relocation of more than 45 miles or failure to provide for assumption of agreement.

•   “Cause” is defined as willful and continued failure to perform duties, conviction of a felony, gross misconduct materially and demonstrably injurious to the Company or personal dishonesty that results in substantial personal enrichment.

•   Mr. Noddle may terminate employment for any reason during the seventh month following a change of control and receive severance benefits.

Severance Benefits

•   3x base salary and higher of target, actual annual or prior 3-year average cash incentive.

•   3x value of perquisites, additional savings and pension plan accruals and welfare benefits continuation.

•   Pro rata annual cash incentive for the year of termination.

•   Accelerated vesting of all nonvested equity awards at change of control.

•   Full excise tax gross up, if applicable.

The Committee last reviewed the Company’s standard change of control severance agreements in fiscal 2006. At that time, the Committee, after reviewing market data from the independent compensation consultants, determined that it was appropriate, and in line with market practices, for Mr. Noddle to continue to have a change of control agreement that was different from our other Named Executive Officers, in light of Mr. Noddle’s position as chief executive officer.

Our change of control agreements and our retention agreements are described in more detail under “Potential Payments upon Termination or Change of Control.”

Deferred Compensation

On January 1, 2008, the Company established the Executive Deferred Compensation Plan under which executives may elect to defer on a pre-tax basis up to 50 percent of base salary and may elect to defer up to 100 percent of annual incentive compensation during the plan year. The program allows executives to save for retirement in a tax-effective way at minimal cost to the Company. Under this unfunded program, amounts deferred by the executive accumulate on a tax-deferred basis and are credited at an effective annual interest rate equal to Moody’s Corporate Bond Index, set as of October 1 of the preceding year. The Executive Deferred Compensation Plan also provides for additional contributions to make up for any reduction to a participant’s benefits under certain qualified plans (pension plan and the 401(k) plan) for Company match and profit sharing contribution as a result of deferring compensation into the Executive Deferred Compensation Plan or due to IRS-defined limitations. This make-up contribution is credited to the participant’s account in the Executive Deferred Compensation Plan.

Retirement Benefits

Consistent with our overall compensation philosophy to provide careers and promote retention, SUPERVALU maintains a retirement plan for all non-union employees under which a maximum of $175,000 per year in annual benefits may be paid upon retirement based on limitations imposed by Section 415 of the Internal Revenue Code (the “Code”). In addition, SUPERVALU maintains a non-qualified supplemental executive retirement plan and an excess benefit plan for certain highly compensated employees, including the Named Executive Officers, that allow for the payment of additional benefits so that such retiring employees may receive, in the aggregate, at least the benefits they would have been entitled to receive if the Code did not impose maximum limitations. Our retirement plans are described in more detail following the Pension Benefits Table on below under “Executive Compensation.”

SUPERVALU provides post-retirement death benefits for certain designated retired executive officers, which would include the Named Executive Officers if they meet the retirement definition of termination at or after age 55 with 10 or more years of service. Currently, only Mr. Noddle meets the retirement definition mentioned above. The death benefit is fixed at an amount approximately equal to, on an after-tax basis, an eligible executive’s final base salary. The benefits may be funded through life insurance policies owned by SUPERVALU.

On January 1, 2008, the SUPERVALU Retail Employees’ 401(k) Plan, SUPERVALU Wholesale Employees’ 401(k) Plan, Pittsburgh Division Profit Sharing Plan, Albertsons Savings & Retirement Estates and Albertsons Savings & Retirement Estates II of SUPERVALU INC. were merged into the SUPERVALU INC. Pretax Savings and Profit Sharing Plan. Effective January 1, 2008, the surviving 401(k) plan, the SUPERVALU INC. Pretax Savings and Profit Sharing Plan, was renamed the SUPERVALU STAR 401(k) Plan. Prior to these amendments, the Company’s matching contributions ranged from 20 percent to 70 percent of the participant’s contribution, up to the first five percent of the participant’s pay under legacy SUPERVALU plans and $0.50 for each $1 the participant contributed, up to the first six percent of pay under legacy Albertson’s plans.

For all employees who participate in the SUPERVALU STAR 401(k) Plan, including Named Executive Officers, the Company makes a matching contribution of $1 for every $1 the participant contributes, up to the first four percent of pay and $0.50 for each $1 the participant contributes on the next two percent of pay. The Company may also make additional profit-sharing contributions, at the discretion of the Company’s management, of up to a maximum of three percent of the eligible participant’s compensation.

Perquisites

SUPERVALU provides our Named Executive Officers and other executives with a limited perquisites program. Consistent with the Company’s goal to provide competitive pay to attract and retain key executives, the Company seeks to provide its Named Executive Officers with a market competitive perquisites program. Based on its review of market data, the Committee believes that similar perquisites are commonly provided at other companies with which it competes for talent.

In addition, reimbursing executives for an annual physical and annual financial counseling and tax planning encourages executives to be physically and financially healthy, such that executives can better focus on the business affairs of the Company. Similarly, providing our CEO with limited personal use of the Company’s aircraft encourages and allows him to make travel arrangements that maximize the efficient use of his limited personal time, allowing him more time to focus on the Company’s business for the benefit of the Company’s stockholders.

The Committee will continue to review this perquisites program periodically. In fiscal 2008, as a result of the Committee’s review, certain perquisites, such as the Post-Retirement Death Benefit Coverage, were scaled back or eliminated.

For fiscal 2008, SUPERVALU provided the following executive benefits and perquisites to our Named Executives Officers:

Executive Benefit	Description
Financial Counseling and Tax Planning	• Annual maximum reimbursement ranging from $6,000 to $20,000 • Program ends June 30, 2008 • Legacy Albertson’s program provides for a tax reimbursement for imputed income
Post-Retirement Death Benefit Coverage	• A death benefit of 140 percent of the executive’s final base salary paid to the beneficiary • Current participants have been grandfathered into this program; no new enrollment is allowed
Personal Aircraft Usage	• Limited to Mr. Noddle and his spouse • Up to 30 hours of personal travel per year at the expense of the Company • Tax reimbursement for imputed income
Executive Physicals	• Annual reimbursement for the full cost of an executive physical

Executive Stock Ownership and Retention Program

SUPERVALU has an executive stock ownership and retention program for our Named Executive Officers and other executives so that these executives will face the same downside risk and upside potential as our stockholders experience. For fiscal 2008, stock ownership levels for our executives, including the Named Executive Officers, are summarized below:

Position	Number of Shares Required to be Owned
Chief Executive Officer	150,000
Chief Operating Officer (1)	70,000
Executive Vice Presidents (2)	50,000
Corporate Senior Vice Presidents	35,000
Remaining Corporate Officers (including Banner and Regional Presidents)	20,000

(1)	Applies to Mr. Jackson.

(2)	Applies to Ms. Knous, Mr. Mac Naughton and Mr. Tripp.

For purposes of complying with our executive stock ownership and retention program, stock is considered owned if the shares are owned outright or in a vested tax qualified or nonqualified deferred compensation plan, if the shares are owned by immediate family members or legal entities established for their benefit, plus unvested restricted stock. Outstanding unexercised stock options are not considered owned for purposes of our program. Our Named Executive Officers and other executives may not pledge owned shares as security or enter into any risk hedging arrangements.

Prior to achieving their ownership objective, executives are required to retain shares equal to 100 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. After they meet their ownership goal, Named Executive Officers are required to retain shares equal to 50 percent of the net after-tax profit shares received from stock option exercises or the vesting of restricted stock. This 50 percent retention requirement can be satisfied on either an individual basis for each stock option exercise or restricted stock vesting event, or on a cumulative basis by aggregating all shares held from the exercise of stock options or the vesting of restricted stock from the date the executive first met our stock ownership requirement.

For fiscal 2008, each of our Named Executive Officers has met their ownership objective. All of our Named Executive Officers are in compliance with our program.

Tax and Accounting Considerations

The Committee monitors changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. Tax and accounting consequences are analyzed when adopting new or modifying existing executive compensation programs.

The Committee has designed and administered our annual cash incentive and long-term equity incentive plans for executive officers in a manner that generally preserves our federal income tax deductions. Our annual cash incentives for executive officers are administered under a stockholder-approved plan that specifies a formula for determining a maximum annual individual award limit. Our stock options, SARs and performance shares for executive officers are granted under other stockholder-approved plans that specify the maximum number of shares that may be awarded annually to plan participants. Our restricted stock unit awards are granted for attraction and retention purposes and are not performance based. Thus, our federal tax deductions from restricted stock awards may be disallowed under certain circumstances. Although recent changes to accounting standards have made stock option grants less favorable, SUPERVALU continues to grant stock options in our long-term equity incentive program because these plans help to align the priorities and actions of executives with the interests of our stockholders. The historic economic value delivered to executives from these programs has been reasonable in relation to the compensation cost reported in our financial statements.

The Committee has designed and administered our deferred compensation, equity compensation and change of control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation.

Fiscal 2009

At the February 2008 meeting, the Committee approved the following changes to the annual cash incentive plan. For fiscal 2009, the Company will (1) use a sales multiplier approach, rather than a separate “same store sales” target component, (2) expand the range of possible payouts for performance and (3) specify diversity objectives for the diversity component of the annual cash incentive plan. With respect to the performance shares to be granted for the fiscal 2009-2010 performance period, the Committee approved the following changes: (1) eliminating the sales modifier and (2) providing for a uniform grant structure, such that all participants will receive performance shares. The Committee, in approving the performance cycle, retained the existing two-year, end-to-end performance cycle for the fiscal 2009-2010 performance period, based on corporate ROIC targets.

REPORT OF THE EXECUTIVE PERSONNEL AND COMPENSATION COMMITTEE

The Executive Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Susan E. Engel, Chairperson

Ronald E. Daly

Lawrence A. Del Santo

Edwin C. Gage

Charles M. Lillis

Wayne C. Sales

Kathi P. Seifert

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the “Compensation Discussion and Analysis,” which sets forth the objectives of SUPERVALU’s executive compensation and benefit program.

SUMMARY COMPENSATION TABLE

Name and principal Position	Year	Salary (1) ($)	Bonus (2) ($)		Stock Awards (3) ($)	Option Awards (3) ($)	Non- Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
Jeffrey Noddle Chairman and Chief Executive Officer	2008 2007	$1,130,608 1,100,000	$	— —	$2,531,951 2,115,047	$2,672,922 5,040,035	$1,301,047 1,489,125	$1,668,314 2,100,334	$73,963 51,550	$9,378,805 11,896,091

Michael L. Jackson President and Chief Operating Officer	2008 2007	662,828 630,962		150,000 —	289,875 508,503	1,695,452 872,586	304,900 537,625	327,718 422,204	13,823 15,497	3,444,596 2,987,377

Pamela K. Knous Executive Vice President; Chief Financial Officer	2008 2007	646,378 573,077		— 75,000	222,208 444,252	1,552,523 548,806	407,489 405,293	88,954 136,515	15,416 8,193	2,932,968 2,191,136

Duncan C. Mac Naughton Executive Vice President, Merchandising and Marketing	2008	486,538		707,974	1,648,982	171,277	313,535	—	52,198	3,380,504

Kevin H. Tripp Executive Vice President; President, Retail Midwest	2008	543,269		796,472	1,729,014	171,277	366,825	—	50,040	3,656,897

(1)	Amounts shown are not reduced to reflect the Named Executive Officers’ elections, if any, to defer receipt of salary under the Executive Deferred Compensation Plan described in “Compensation Discussion and Analysis.”

(2)	Amounts for 2008 for Mr. Mac Naughton and Mr. Tripp reflect (i) a retention award provided to legacy Albertson’s executives to ensure their continued employment with the Company from the time of the Albertson’s acquisition and (ii) a payout made in April 2007 in connection with an Albertson’s long-term incentive plan. Amounts for 2008 for Mr. Jackson reflect an award from the annual discretionary bonus pool from which Mr. Noddle may make discretionary cash awards to the Named Executive Officers and other executives in recognition of their extraordinary achievements during any given fiscal year and a discretionary bonus award from the Company’s Executive Personnel and Compensation Committee. Amounts for 2007 reflect the annual discretionary bonus pool. Other bonuses are paid under our annual cash incentive plan and, accordingly, amounts are reported under the Non-Equity Incentive Plan Compensation column of this table. The annual discretionary bonus pool, the Executive Personnel and Compensation Committee discretionary bonus and the annual cash incentive plan are described in “Compensation Discussion and Analysis.”

(3)	Stock and option awards are calculated in accordance with SFAS 123R on the same basis as used for financial reporting purposes for the fiscal year. Refer to Notes 1 and 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended February 23, 2008 for our policy and assumptions made in the valuation of share-based payments. The amounts in these columns do not include estimated forfeitures.

(4)	Non-equity incentive plan compensation represents awards earned during fiscal 2008 in recognition of achievement of performance goals under the annual cash incentive plan.

(5)	This column represents both changes in pension value for the Named Executive Officers and above market interest earnings on deferred compensation. The changes in pension values were as follows: Mr. Noddle, $1,668,314 for fiscal 2008 and $2,100,334 for fiscal 2007; Mr. Jackson, $321,092 for fiscal 2008 and $411,727 for fiscal 2007; and Ms. Knous, $88,954 for fiscal 2008 and $136,515 for fiscal 2007. Mr. Mac Naughton and Mr. Tripp had no changes in their pension values. Mr. Jackson was the only Named Executive Officer with above market interest earnings on deferred compensation, which was $6,625 for fiscal 2008 and $10,477 for fiscal 2007.

(6)	The following components comprise the amounts of “all other compensation” for the Named Executive Officers:

Name	401(k) Contributions	Life Insurance (a)	Executive Physical	Financial Planning	Company Aircraft (b)	Tax Gross-Ups (c)	Total
Jeffrey Noddle	$14,212	$17,927	$3,376	$16,750	$11,809	$9,889	$73,963
Michael L. Jackson	9,600	2,973	—	1,250	—	—	13,823
Pamela K. Knous	10,406	1,460	—	3,550	—	—	15,416
Duncan C. Mac Naughton	30,895	4,313	3,901	7,500	—	5,589	52,198
Kevin H. Tripp	30,895	5,964	—	7,500	—	5,681	50,040

(a)	Represents premiums paid for current employee life insurance coverage under policies maintained by the Company for the benefit of the Named Executive Officer. This benefit is described in “Compensation Discussion and Analysis.”

(b)	We calculate the incremental cost to the Company of any personal use of the corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs. Since the corporate aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilot’s salaries, the purchase cost of the corporate aircraft and the cost of maintenance not related to trips. The Company does not permit personal use of the corporate aircraft for any executive or their spouse other than for Mr. Noddle and his spouse.

(c)	Tax reimbursements on income imputed to Mr. Noddle for use of the corporate aircraft for personal reasons or for reimbursements for travel costs for the officer’s spouse. The Company pays the cost of a spouse’s travel when the spouse attends Company or industry-related events where it is customary and expected that officers attend with their spouses. Tax reimbursements are paid to the officer when these travel costs are imputed as income, and therefore taxable, to the officer. Tax reimbursements were also provided to Mr. Mac Naughton and Mr. Tripp as part of their legacy Albertson’s financial planning benefit. That financial planning benefit will be discontinued for all executives effective June 30, 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Jeffrey Noddle	4/17/07		4/17/07	$706,630	$1,413,260	$2,826,520
	4/30/07	(3)	—								101,747	$45.90	$269,172
	6/1/07	(6)	5/23/07								107,079	48.64	1,175,567
	11/6/07	(4)	—								15,107	37.82	43,446
	11/6/07	(4)	—								12,539	37.82	36,061
	7/25/07	(7)	7/19/07								127,120	42.94	1,250,000

Michael L. Jackson	4/17/07		4/17/07	265,131	530,262	1,060,524
	4/20/07	(5)	4/17/07								75,000	$43.59	696,525
	4/27/07	(3)	—								39,084	46.01	389,230
	4/27/07	(3)	—								16,523	46.01	164,549
	4/27/07	(3)	—								41,859	46.01	416,865

Pamela K. Knous	4/17/07		4/17/07	226,233	452,465	904,930
	4/20/07	(5)	4/17/07								75,000	$43.59	696,525
	5/7/07	(3)	—								46,481	46.98	472,651
	5/7/07	(3)	—								425	46.98	4,322
	5/7/07	(3)	—								6,784	46.98	68,984
	5/7/07	(3)	—								41,470	46.98	421,696

Duncan C. Mac Naughton	4/17/07		4/17/07	170,289	340,577	681,154
	4/20/07	(5)	4/17/07								50,000	$43.59	464,350

Kevin H. Tripp	4/17/07		4/17/07	190,144	380,288	760,576
	4/20/07	(5)	4/17/07								50,000	$43.59	464,350

(1)	Represents range of possible awards under our annual cash incentive plan. The actual amount of the award earned for fiscal 2008 is presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The annual cash incentive plan is described above in “Compensation Discussion and Analysis.” The maximum amount reflects a payout of 200 percent of the target award.

(2)	All options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. For grants prior to April 2007, fair market value was defined under our stock plans as the average of the opening and closing sales prices for the common stock on the New York Stock Exchange for that date. In April 2007, these stock plans were amended to change the definition of fair market value to the closing price for the common stock on the New York Stock Exchange for that date. This change is also reflected in our 2007 Stock Plan. Except for “reload” stock options, described in (2) and (3) below, all options in this table have a seven year term.

(3)	Represents a “reload” stock option granted under the 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. The “grant date” is the date of exercise of the related option. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee or the Board is required. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option. Reload Stock Options were eliminated for all new grants beginning in 2005.

(4)	Represents a “reload” stock option granted under the 2007 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. The “grant date” is the date of exercise of the related option. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee or the Board is required. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option. Reload Stock Options were eliminated for all new grants beginning in 2005.

(5)	Represents options granted under our 2002 Stock Plan. The options vest with respect to 20 percent of the shares on the date of grant and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(6)	Represents options granted under our 2007 Stock Plan. The options vest with respect to 20 percent of the shares on the date of grant and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

(7)	Represents a cash settled SAR granted under our 2007 Stock Plan. The cash settled SAR vests with respect to 20 percent of the shares on the date of grant and an additional 20 percent of the shares on each of the first, second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT FEBRUARY 23, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (18) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Noddle	21,416	(1)	85,663	(1)	$48.64	6/1/2014	305,157	(19)	$8,526,087	—	$—
	157,515	(3)	39,378	(3)	30.73	5/26/2014	60,000	(20)	1,676,400
	116,595	(4)	174,891	(4)	29.58	6/2/2013	158,330	(24)	4,423,740
	70,012	(6)	—		29.31	5/29/2013
	210,326	(8)	—		18.99	5/29/2013
	1,998	(9)	—		18.99	5/29/2013
	150,000	(10)	100,000	(10)	32.71	6/15/2012
	200,000	(11)	—		30.08	5/30/2012
	110,835	(6)	—		33.27	6/26/2011
	177,607	(6)	—		29.31	6/26/2011
	50,000	(12)	—		19.00	6/29/2010
	102,426	(6)	—		33.27	3/14/2010
	60,000	(13)	—		20.69	4/6/2009
	27,646	(7)	—		37.82	4/8/2008

Totals:	1,456,376		399,932				523,487		$14,626,227	—	$—
Michael L. Jackson	15,000	(2)	60,000	(2)	43.59	4/20/2014	40,000	(20)	$1,117,600	—	$—
	41,859	(6)	—		46.01	4/7/2014	43,629	(24)	1,218,994
	—		13,000	(14)	29.90	4/7/2014
	32,000	(15)	48,000	(15)	29.18	4/20/2013
	16,523	(6)	—		46.01	4/9/2013
	28,017	(6)	—		32.16	4/9/2013
	45,000	(10)	30,000	(10)	32.71	6/15/2012
	39,084	(6)	—		46.01	4/10/2012
	42,000	(16)	28,000	(16)	33.46	4/6/2012
	4,242	(6)	—		34.03	6/27/2011
	15,383	(6)	—		32.16	6/27/2011
	1,953	(5)	—		32.16	6/27/2011
	6,763	(6)	—		32.16	3/14/2010
	4,039	(6)	—		34.03	3/14/2010
	7,981	(6)	—		34.03	10/13/2009
	15,635	(6)	—		34.03	4/6/2009

Totals:	315,479		179,000				83,629		$2,336,594	—	$—
Pamela K. Knous	15,000	(2)	60,000	(2)	43.59	4/20/2014	5,000	(21)	$139,700	—	$—
	41,470	(6)	—		46.98	4/7/2014	30,000	(20)	838,200
	—		13,000	(14)	29.90	4/7/2014	43,277	(24)	1,209,159
	28,000	(15)	42,000	(15)	29.18	4/20/2013
	6,784	(6)	—		46.98	4/9/2013
	425	(6)	—		46.98	4/9/2013
	8,129	(6)	—		34.16	4/9/2013
	8,152	(6)	—		33.93	4/9/2013
	6,034	(6)	—		31.80	4/9/2013
	10,887	(6)	—		30.62	4/9/2013
	46,481	(6)	—		46.98	4/10/2012
	42,000	(16)	28,000	(16)	33.46	4/6/2012
	70,816	(6)	—		30.46	3/14/2010
	39,134	(6)	—		33.93	4/6/2009

Totals:	323,312		143,000				78,277		$2,187,059	—	$—
Duncan C. Mac Naughton	15,220	(17)	—		$26.96	12/16/2014	17,395	(23)	$486,016	—	$—
	10,000	(2)	40,000	(2)	43.59	4/20/2014	15,865	(22)	443,268
							28,148	(24)	786,455

Totals:	25,220		40,000				61,408		$1,715,739	—	$—
Kevin H. Tripp	10,000	(2)	40,000	(2)	43.59	4/20/2014	17,395	(23)	$486,016	—	$—
	33,983	(17)	—		58.85	6/24/2009	17,848	(22)	498,673
							28,148	(24)	786,455

Totals:	43,983		40,000				63,391		$1,771,144	—	$—

(1)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 1, 2007, June 1, 2008, June 1, 2009, June 1, 2010 and June 1, 2011.

(2)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of April 20, 2007, April 20, 2008, April 20, 2009, April 20, 2010 and April 20, 2011.

(3)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of May 26, 2004, May 26, 2005, May 26, 2006, May 26, 2007 and May 26, 2008.

(4)	This non-qualified stock option vests at the rate of 20 percent per year, with vesting dates of June 2, 2006, June 2, 2007, June 2, 2008, June 2, 2009 and June 2, 2010.

(5)	Represents a “reload” stock option granted under the SUPERVALU/Richfood Stock Incentive Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(6)	Represents a “reload” stock option granted under the 2002 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(7)	Represents a “reload” stock option granted under the 2007 Stock Plan upon the exercise and payment of the exercise price by delivery of previously owned shares of SUPERVALU common stock. Each reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, is exercisable in full on the date of grant and expires on the same date as the original option.

(8)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(9)	This incentive stock option vested at the rate of 20 percent per year, with vesting dates of May 29, 2003, May 29, 2004, May 29, 2005, May 29, 2006 and May 29, 2007.

(10)	These non-qualified stock options vest at the rate of 20 percent per year, with vesting dates of June 15, 2005, June 15, 2006, June 15, 2007, June 15, 2008 and June 15, 2009.

(11)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of May 30, 2002, May 30, 2003, May 30, 2004, May 30, 2005 and May 30, 2006.

(12)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of June 29, 2000, June 29, 2001, June 29, 2002, June 29, 2003 and June 29, 2004.

(13)	This non-qualified stock option vested at the rate of 20 percent per year, with vesting dates of April 6, 1999, April 6, 2000, April 6, 2001, April 6, 2002 and April 6, 2003.

(14)	These non-qualified stock options vested at the rate of 20 percent per year, with vesting dates of April 7, 2004, April 7, 2005, April 7, 2006, April 7, 2007 and April 7, 2008.

(15)	These non-qualified stock options vest at the rate of 20 percent per year, with vesting dates of April 20, 2006, April 20, 2007, April 20, 2008, April 20, 2009 and April 20, 2010.

(16)	These non-qualified stock options vest at the rate of 20 percent per year, with vesting dates of April 6, 2005, April 6, 2006, April 6, 2007, April 6, 2008 and April 6, 2009.

(17)	These non-qualified stock options were issued under the Albertson’s, Inc. Amended and Restated 1995 Stock Based Incentive Plan prior to the Albertson’s merger. At the time of the merger, the options became fully vested.

(18)	The amounts shown in these columns are calculated using a per share value of $27.94, the closing market price of a share of our common stock on February 22, 2008 (the last trading day preceding the last day of our 2008 fiscal year).

(19)	Represents a special restricted stock unit grant to Mr. Noddle to retain his services and maintain his continued leadership of the Company, including integrating the new enterprise following completion of the Albertson’s merger. Subject to adjustment and certain performance conditions set forth in the award agreement and Mr. Noddle’s continued employment, the restricted stock units will vest over a period of five years from the grant date, on a cumulative basis as follows: up to 25 percent of the total award on October 12, 2009, up to 50 percent of the total award on October 12, 2010 and up to 100 percent of the total award on October 12, 2011 (subject to extension to December 31, 2011 as provided in the award agreement). The award does not vest in full until the fifth anniversary of the date of grant and the final installment representing one-half of the award is contingent on two factors. The first factor is Mr. Noddle’s development and delivery of an acceptable succession plan to our Board of Directors. The second factor relates to our stock price maintaining a threshold value. In this regard, the number of shares that vest on each vesting date will be reduced if the Company’s stock price on such date is lower than $32.77 (the average of the opening and closing price for our common stock on the grant date), although shares that do not vest as a result of this provision may vest on the next vesting date to the extent that the Company’s stock price is greater than $32.77 on such vesting date. The restricted stock units do not pay dividends.

(20)	Represents grants of restricted stock units provided for executive retention purposes under the 1993 and 2002 Stock Plans. Following vesting, the units are paid out in shares of SUPERVALU stock upon the later to occur of a specified age of the executive, one year following retirement or termination or 30 days following death, provided non-competition provisions of the award agreement are adhered to between the vesting and payout dates.

For Mr. Noddle, the restricted stock units became 71 percent vested in June 2002, 86 percent vested in June 2003 and 100 percent vested in June 2004. The age and retirement dates are 60 and June 2006.

For Mr. Jackson, the restricted stock units became 71 percent vested in April 2008, and will become 86 percent vested in April 2009 and 100 percent vested in April 2010. The age and retirement dates are 60 and December 2011.

For Ms. Knous, the restricted stock units became 71 percent vested in June 2005, 86 percent vested in June 2006 and 100 percent vested in June 2007. The age and retirement dates are 57 and March 2011.

(21)	Represents a restricted stock award in recognition of the Named Executive Officer’s performance in connection with the Albertson’s merger under our 2002 Stock Plan. The restricted stock award vests in full on April 18, 2009. Dividends are paid on the restricted stock.

(22)	Represents grants of restricted stock awards provided for executive retention purposes under the 2002 Stock Plan. The restricted stock has vested and will vest as follows: 10 percent on January 2, 2007, 20 percent on July 2, 2007, 30 percent on January 2, 2008 and 40 percent on July 2, 2008. Dividends are paid on the restricted stock.

(23)	Represents grants issued under the Albertson’s Inc. 2004 Equity and Performance Incentive Plan prior to the Albertson’s merger. The restricted stock units have vested and will vest at a rate of 25 percent per year with vesting dates of January 26, 2007, January 26, 2008, January 26, 2009 and January 26, 2010. Dividends are paid on the restricted stock.

(24)	Represents shares of restricted stock earned under performance share awards for the fiscal 2007 – 2008 performance period that were granted under the long-term incentive plan. The restricted stock vests in full on March 2, 2009. Dividends are paid on the restricted stock.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2)(3) (#)		Value Realized on Vesting (4) ($)
Jeffrey Noddle	190,000	$4,263,123	127,903	(2)	$4,720,260
Michael L. Jackson	163,729	2,892,468	31,853	(2)	1,175,535
Pamela K. Knous	153,807	2,506,741	28,182	(2)	1,040,057
Duncan C. Mac Naughton	—	—	28,528	(3)	1,031,768
Kevin H. Tripp	68,706	659,793	31,007	(3)	1,129,049

(1)	Amounts reflect the difference between the exercise price of the option and the market price of the Company’s common stock at the time of exercise. The market price is the closing sales price for the Company’s common stock on the New York Stock Exchange on the exercise date.

(2)	These shares represent restricted stock awards earned from a performance share award under the Company’s Long-Term Incentive Plan based on our performance for the fiscal 2005-2006 performance period. The restricted stock awards vest in full one year following issuance. These shares vested on March 2, 2007.

(3)	These shares represent (a) vesting of restricted stock units granted prior to the Albertson’s merger and (b) vesting of a restricted stock award granted in lieu of change in control agreements with Albertson’s.

(4)	Amounts reflect the market value of the Company’s common stock on the day the stock vested, determined by multiplying the number of shares acquired on vesting by the closing sales price for the Company’s common stock on the New York Stock Exchange on the vesting date.

PENSION BENEFITS

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Jeffrey Noddle (3)	Qualified Retirement Plan	30	$898,396	$—
	SERP	30	9,284,275	—
	Deferred Compensation Plan			—

Michael L. Jackson (4)	Qualified Retirement Plan	23.92	417,349	—
	Excess Benefits Plan	23.92	1,449,046	—
	Deferred Compensation Plan	23.92	137,118	—

Pamela K. Knous (5)	Qualified Retirement Plan	10.33	181,201	—
	Excess Benefits Plan	10.33	554,979	—
	Deferred Compensation Plan	—	—	—

Duncan C. Mac Naughton

Kevin H. Tripp

(1)	We maintain the following programs to provide retirement income to the Named Executive Officers: the SUPERVALU INC. Retirement Plan (the “Qualified Retirement Plan”), the SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan (the “SERP”), the SUPERVALU INC. Excess Benefits Plan (the “Excess Benefits Plan”) and the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”). Each of these plans is discussed below.

(2)	The calculation of present value of accumulated benefit assumes: (a) a measurement date of February 23, 2008; (b) a discount rate of 6.75 percent; (c) an assumed retirement at age 62

(earliest unreduced retirement age); (d) a single life annuity form of payment; (e) the use of the RP-2000 Combined Healthy Mortality Table (projected to 2017); and (f) no pre-retirement decrements.

(3)	Mr. Noddle is currently eligible for early retirement under the Qualified Retirement Plan, the SERP and the EDCP. Mr. Noddle has elected a lump sum distribution at retirement under the SERP.

(4)	Mr. Jackson has elected a lump sum distribution at retirement under the Excess Benefits Plan for amounts credited to his account after calendar 2004. For amounts credited prior to calendar 2005, Mr. Jackson has elected a 10-year installment.

(5)	Ms. Knous has elected a lump sum distribution at retirement under the Excess Benefits Plan.

Mr. Noddle participates in the Qualified Retirement Plan and the SERP. Mr. Jackson and Ms. Knous each participate in the Qualified Retirement Plan and the Excess Benefits Plan. Mr. Mac Naughton and Mr. Tripp are not eligible to participate in the Qualified Retirement Plan, the SERP or the Excess Benefits Plan. The SERP and the Excess Benefits Plan were designed to restore the loss of qualified retirement plan benefits due to the Internal Revenue Service limits on compensation and benefits and, in addition, the SERP was designed to restore the loss of qualified retirement plan benefits due to a change in the formula required by statute in 1989. In addition, Named Executive Officers may also defer compensation under the Deferred Compensation Plan, as described below.

SUPERVALU INC. Retirement Plan

To participate in the Qualified Retirement Plan, an employee must have one year of service with the Company during which 1,000 hours of service were completed and be at least age 21. Union employees are not covered unless a collective bargaining agreement provides for coverage in the plan. Accrued benefits under the Qualified Retirement Plan are one percent of final average compensation times credited service (not to exceed 30 years) plus 0.4 percent of final average compensation in excess of covered compensation times credited service (not to exceed 30 years). Final average compensation is defined as the highest five consecutive complete plan years of compensation. Elements of compensation include base pay and bonus pay, less any deferrals under nonqualified deferred compensation plans. Credited service are years during which the participant completed at least 1,000 hours of service. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan. However, vesting service will continue to be counted and compensation will be recognized under the Qualified Retirement Plan through December 31, 2012.

There are seven optional distribution forms under the Qualified Retirement Plan: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; and 50 percent, 66-2/3 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime. Lump sums are also available to certain limited participant groups. These distribution options are elected and payable at early or normal retirement.

Certain former Albertson’s pension plans in which benefit accruals for all nonunion employees were previously frozen have been merged into the Retirement Plan. The frozen accrued benefits for merged participants are determined under the formulas in the merged plans, and distributions to such participants are made in the normal and optional distribution forms provided under the merged plans.

SUPERVALU INC. Nonqualified Supplemental Executive Retirement Plan

The SERP was designed to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans and to restore the loss of any qualified retirement plan benefits due to the change in the benefit formula in that plan on February 26, 1989. Participation in this plan is limited to employees who satisfy the following requirements: (1) born before March 1, 1952; (2) have at least 15 years of credited service; (3) are a highly compensated employee (as defined under Section 414(q) of the Code) at termination; and (4) on February 26, 1989 were actively employed by SUPERVALU and were participants in the Qualified Retirement Plan. Accrued benefits are determined as the greater of the current qualified retirement plan benefit formula compared to the SERP formula of 1.7 percent of final average compensation times credited service (not to exceed 30 years) minus the sum of (A) 0.1 percent of final average compensation in excess of $75,000 times credited service (not to exceed 30 years) and (B) 1/30th of the participant’s approximate social security benefit times credited service (not to exceed 30 years) minus the dollar amount of the benefit payable from the Qualified Retirement Plan. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the Qualified Retirement Plan and, indirectly, under the SERP. However, vesting service and pay continues to be recognized under the Qualified Retirement Plan and, indirectly, under the SERP, through December 31, 2012.

There are nine basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 5, 10 and 15 year term certain annuities, which are payable for the lifetime of the participant with a guaranteed stream of benefits payable to the named beneficiary if the participant dies before the end of the guaranteed term; 50 percent, 66-2/3 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; a single lump sum payment; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum payment.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of termination; (b) during the month of March following termination; (c) during the month of March following the later of age 55 or termination; (d) during the month of March following the later of age 62 or termination; (e) during the month of March following the later of age 65 or termination; or (f) within 30 days following the later of a specific date or termination. Participants who do not file a timely election will receive distribution during the March following termination. If distribution is being made to a “key employee,” the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for 6 months following termination. A “key employee” is any officer of the Company.

SUPERVALU INC. Excess Benefits Plan

The Excess Benefits Plan was designed solely to restore the loss of qualified retirement plan benefits due to statutory limits on benefits and compensation in such plans. Participation in the Excess Benefits Plan is limited to employees who satisfy the following requirements: (1) have a benefit in a qualified plan that is reduced by statutory limits; (2) are not covered under the SERP; and (3) are selected for participation by the Committee. Accrued benefits are the additional amount that would have been paid from the qualified plans but for the statutory limits. Normal retirement is age 65. Accrued benefits are available unreduced at age 62 with 10 or more years of service. Early retirement is available at age 55 with 10 or more years of service. Early retirement reductions are four percent per year prior to age 62. Effective December 31, 2007, credited service was frozen under the under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan. However, vesting service and pay continues to be recognized under the Qualified Retirement Plan and, indirectly, under the Excess Benefits Plan through December 31, 2012.

There are seven basic distribution forms under the SERP: single life annuity, which is payable for the lifetime of the participant only; 50 percent, 66-2/3 percent and 100 percent joint and survivor annuities, which are payable for the lifetime of the participant with the applicable percentage of the participant’s annuity being paid to the surviving spouse or surviving joint annuitant for their lifetime; a single lump sum payment; and annual installments over a five or ten year period. Participants who do not file timely distribution elections receive payment in the form of a single lump sum payment.

Distribution of benefits occurs at the election of the participant: (a) within 30 days of termination; (b) during the month of March following termination; (c) during the month of March following the later of age 55 or termination; (d) during the month of March following the later of age 62 or termination; or (e) during the month of March following the later of age 65 or termination. Participants who do not file a timely election will receive distribution during the March following termination. If distribution is being made to a “key employee” (as defined above), the portion of the participant’s benefit attributable to benefits accrued after December 31, 2004, will be delayed for 6 months following termination.

SUPERVALU INC. Executive Deferred Compensation Plans (Pension Make-Up Benefit)

Executives who defer the receipt of pay under the SUPERVALU INC. Executive Deferred Compensation Plan (the “EDCP”) will have reduced qualified retirement plan benefits and related non-qualified supplemental retirement benefits. To make up this loss in retirement plan benefits, the EDCP contains a make-up provision to determine and to pay an amount representing the additional benefit that would have been payable under those plans if there had been no deferrals under the EDCP. This make-up benefit is determined by commuting this additional benefit to a lump sum that is deposited in the participant’s EDCP account at retirement and then distributed promptly after retirement as a single payment. For this make-up computation, accrued benefits are determined using the qualified retirement plan benefit formula as if there had been no reductions in final average pay due to deferrals. Effective December 31, 2007, credited service was frozen under the qualified retirement plan and, indirectly, under this make-up provision of the EDCP. However, additional vesting service continues to be counted and pay continues to be recognized under the qualified retirement plan and, indirectly, under this make-up provision of the EDCP, through December 31, 2012. If a distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last Fiscal Year ($) (2)	Registrant Contributions in Last Fiscal Year ($) (3)	Aggregate Earnings in Last Fiscal Year ($) (4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)
Jeffrey Noddle	$—	$—	$28,980	$—	$523,257
Michael L. Jackson	97,483	18,651	121,003	—	2,130,782
Pamela K. Knous	—	—	—	—	—
Duncan C. Mac Naughton	58,026	57,985	(5,170)	—	110,841
Kevin H. Tripp	67,869	60,777	(8,101)	—	120,545

(1)	The Company offers eligible participants the opportunity to participate each year in the current executive nonqualified deferred compensation plan Additionally, Mr. Mac Naughton and Mr. Tripp were eligible to participate in the Albertson’s, Inc. Executive ASRE Make Up Plan through December 31, 2007. Other inactive nonqualified compensation plans also exist and are governed by the respective rules which existed while they were active. The contributions for Mr. Jackson are also included in the Summary Compensation Table. The registrant contributions and aggregate earnings are not included in the Summary Compensation Table.

(2)	Contributions credited in fiscal 2008 include deferrals on base salary earned during parts of calendar 2007 and calendar 2008.

(3)	Because of limitations on the annual compensation that can be taken into account under the 401(k) Plan, participants received an additional contribution by the Company for their 2007 Deferred Compensation Plan deferrals and contributed this restoration to a participant account in 2008 as if there were no income limitations for a Company match or profit sharing contribution under the 401(k) Plan.

(4)	Earnings for the current and inactive plans are determined based on a combination of a fixed percentage rate as well as variable interest rate methodologies based on current account balances.

SUPERVALU INC. Executive Deferred Compensation Plan

In addition to the “make-up” feature described previously, the EDCP provides that an eligible employee can elect to defer between 5% and 50% of base pay and between 5% and 100% of incentive pay. A new deferral election can be made before the beginning of each calendar year. The amount deferred for a year is credited to an unfunded bookkeeping account for that year and that account is credited from time to time with interest at a rate determined by reference to Moody’s Corporate Average Bond Index for the year ending in the October preceding the calendar year. With each deferral election, the employee also makes an election of (i) whether the account for that year will be distributed in a lump sum or in 5, 10 or 15 annual installments and (ii) the time when distribution of that year’s account will be paid in a lump sum or commenced in installments (either a specified date or upon separation from service). SUPERVALU may, in its discretion, credit additional amounts to a participant’s account. If distribution is to be made to a “key employee” (as defined above), the portion of the benefit attributable to deferral after December 31, 2004, will be delayed for six months following separation from service. Subject to limited exceptions, all amounts are 100% nonforfeitable at all times. If distribution is to be made to a “key employee” (as defined above), distribution will be delayed for six months following separation from service.

Albertson’s, Inc. Executive ASRE Make Up Plan

Eligible employees defer compensation and receive employer contributions under the Albertson’s, Inc. Executive ASRE Make Up Plan to make up for retirement benefits in a qualified defined contribution plan that are lost on account of statutory limitations. Amounts deferred and contributed for a year are credited to an unfunded bookkeeping account for the participant for that year, and that account is credited from time to time with interest at a rate determined by reference to certain investment options available under the Company’s prior and current qualified plan, as elected by the participant. Distribution of the participant’s account for a year is made or commenced upon the participant’s separation from service or, if elected by the participant, an earlier date when the participant attains a specified age after age 59-1/2. Such distribution is made in the form of a lump sum, 5, 10, or 15 year installments, or a combination of lump sum and installments as elected by the participant. If distribution is to be made to a “key employee” (as defined above), distribution will be delayed for six months following separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the event of termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of the last day of the last completed fiscal year, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from SUPERVALU.

For purposes of calculating the estimated potential payments to our Named Executive Officers under the SERP and Excess Benefit Plan, we have used the actuarial factors and assumptions set forth in the plan documents.

Potential Payments and Benefits upon Termination Absent a Change of Control

The first column of the table below sets forth the payments to which each Named Executive Officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a qualified retirement. The second and third columns of the table reflect payments that would be due in the event of the Named Executive Officer’s termination of employment due to death or disability prior to a change of control of SUPERVALU. In any of these events, we are not obligated to provide any special severance payments, health or welfare benefits or tax gross-ups to the Named Executive Officers. Mr. Noddle meets the age and service requirements for retirement and, therefore, accelerated vesting of equity awards would occur upon death, disability or retirement.

Name	Retirement	Death (1)(3)	Disability (2)(3)
Jeffrey Noddle	$—	$1,582,852	$—
Michael L. Jackson	877,679	1,805,638	877,679
Pamela K. Knous	870,610	1,775,540	870,610
Duncan C. Mac Naughton	566,260	1,806,214	1,125,060
Kevin H. Tripp	566,260	1,885,637	1,125,060

(1)	A life insurance payout would be made as a single cash payment to the beneficiary.

(2)	Amounts in this column represent payments owed to the Named Executive Officer as of February 23, 2008 for awards earned under the Company’s Fiscal 2007-2008 Long Term Incentive Plan.

(3)	For Mr. Mac Naughton and Mr. Tripp, the amounts also include payments under their respective retention agreements described below.

All other payouts are made as previously described under the Pension Benefits Table above.

Potential Payments and Benefits upon Termination Following, or in Connection with, a Change of Control

SUPERVALU Change of Control Agreements

We have entered into change of control agreements with certain of our executives and other employees, including Mr. Noddle, Mr. Jackson and Ms. Knous.

In general, these agreements entitle the Named Executive Officers to receive a lump sum cash payment if the executive’s employment is terminated (other than for cause or disability, as defined in the agreements) within two years after or in anticipation of a change of control (as defined in the agreements). In addition, Mr. Noddle is entitled to receive this payment if he terminates his employment for any reason during the seventh month following a change of control.

The lump sum cash payment is equal to a multiple of three times the Named Executive Officer’s annual base salary, annual bonus (calculated in accordance with the agreements) and the value of the Named Executive Officer’s annual perquisites. Each Named Executive Officer would also receive a lump sum retirement benefit equal to the present value of the additional qualified pension plan benefits the executive would have accrued under the plan absent the early termination. Generally, the Named Executive Officer would also be entitled to continued family medical, dental and life insurance coverage until the earlier of 36 months after termination or the commencement of comparable coverage with a subsequent employer. Each agreement includes a covenant not to compete with SUPERVALU. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the severance benefits payable to a Named Executive Officer will be increased by an amount equal to the excise tax imposed on such payments.

Albertsons Retention Agreements

We have entered into retention agreements with certain of our executives in relation to the Albertson’s merger, including two of our Named Executive Officers, Mr. Tripp and Mr. Mac Naughton. These

retention agreements are effective until June 2, 2008. Subsequently, the Company expects to enter into change of control agreements with these executives similar to those described above.

In general, the retention agreements entitle Mr. Tripp and Mr. Mac Naughton to receive a lump sum cash payment and accelerated vesting of certain awards of restricted stock if their employment is terminated in a qualifying termination (as defined in the agreement) prior to June 2, 2008. Included as a qualifying termination is a voluntary termination of employment by the executive for good reason (as defined in the agreement), which includes a change of control of the Company.

The lump sum cash payment is equal to the cash portion of the total retention award remaining outstanding and all outstanding shares of restricted stock received in relation to the retention award will become fully and immediately vested. Additionally, Mr. Tripp and Mr. Mac Naughton will receive a lump sum cash payout of the executive’s targeted annual and long-term incentive awards for the relevant performance periods, disregarding any applicable vesting provisions. Generally, Mr. Tripp and Mr. Mac Naughton will also be entitled to continued family medical, dental and life insurance coverage until the earlier of 36 months after the qualifying termination or the commencement of comparable coverage with a subsequent employer. Each retention agreement includes a covenant not to compete with the Company. Due to the possible imposition of excise taxes on the payments, the agreements also provide that the benefits payable to an executive will be increased in an amount equal to the excise tax imposed on such payments.

SUPERVALU Equity Compensation Plans

Several of our compensation and benefit plans contain provisions for enhanced benefits upon a change of control of SUPERVALU. These enhanced benefits include immediate vesting of stock options, performance shares, restricted stock and restricted stock unit awards. The Named Executive Officers and other executive officers also hold limited stock appreciation rights, granted in tandem with stock options that would become immediately exercisable upon a change of control, and allow the executive to receive cash for the bargain element in the related stock option. Under our executive deferred compensation plans, benefits payable upon termination may be increased by 30 percent to compensate the Named Executive Officer for any excise tax liability incurred following a change of control. Our retirement plans provide for full vesting if employment terminates under specified circumstances within two years following a change of control. Additionally, the Qualified Retirement Plan provides that if it is terminated within five years following a change of control, any excess plan assets will not revert to the Company and will be used for the benefit of certain plan participants.

We may set aside funds in an irrevocable grantor trust to satisfy our obligations arising from certain of our benefit plans. Funds will be set aside in the trust automatically upon a change of control. The trust assets would remain subject to the claims of our creditors.

POTENTIAL PAYMENTS TABLE

The table below sets forth the amounts each Named Executive Officer, excluding Mr. Tripp and Mr. Mac Naughton, would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of their employment by SUPERVALU, without cause or by the Named Executive Officer, excluding Mr. Tripp and Mr. Mac Naughton, for good reason following or in connection with a change in control of SUPERVALU. For purposes of calculating the estimated potential payment to each Named Executive Officer, excluding Mr. Tripp and Mr. Mac Naughton, with respect to the pension differential under the change in control agreements, as reflected in the table below, we have used the actuarial factors and assumptions set forth in the plan documents, including an immediate discount rate of 4.69 percent and assuming a lump sum payment of the pension differential. These amounts do not include pension benefits described in the Pension Benefits Table and the other retirement benefits described following the Pension Benefits Table.

For Mr. Tripp and Mr. Mac Naughton, the table below sets forth the amount each would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, pursuant to their retention agreements in the event of a qualifying termination.

	Jeffrey Noddle	Michael L. Jackson	Pamela K. Knous	Duncan C. Mac Naughton	Kevin H. Tripp
Base salary (2)	$3,391,825	$1,988,484	$1,939,135	$469,200	$527,850
Bonus	4,239,783	1,590,786	1,357,395	340,577	380,288
Accelerated vesting of equity awards (1)	9,764,723	2,336,594	1,209,159	1,788,523	1,843,928
Health and welfare benefits	428,502	236,370	173,159	110,301	137,248
401(k) payment	171,711	80,534	74,172	—	—
Pension valuation differential	90,800	1,028,904	598,381	—	—
Perquisites	238,530	70,033	75,288	100,970	89,543
Excise/income tax gross-up	—	—	—	—	—

Total	$18,325,874	$7,331,704	$5,426,689	$2,809,571	$2,978,857

(1)	The award value is calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on February 22, 2008 ($27.94), the last trading day before our fiscal year end.
(2)	For Mr. Mac Naughton and Mr. Tripp, these amounts represent the amount of lump sum cash payment that each would receive pursuant to their respective retention agreements.

Definitions under SUPERVALU Change of Control Agreements

A change of control generally includes the occurrence of any of the following events or circumstances:

•

the acquisition of 20 percent or more of the outstanding shares of SUPERVALU or the voting power of the outstanding voting securities of SUPERVALU, other than any acquisition from or by SUPERVALU or any SUPERVALU-sponsored employee benefit plan;

•

consummation of a merger or other business combination of SUPERVALU or sale of substantially all of the assets of SUPERVALU, unless following such transaction SUPERVALU’s historic shareholders retain at least 60 percent ownership of the surviving entity;

•

a change in our Board’s composition within any 24-month period such that a majority of the Board’s members does not include those who were members at the date of the beginning of the employment period; or

•	a determination by a majority of our Board that a change of control has occurred.

Cause generally means the willful and continued failure of the officer to substantially perform his or her duties, the conviction of a felony, the willful engaging in gross misconduct that is materially and demonstrably injurious to SUPERVALU or personal dishonesty that results in substantial personal enrichment.

Good reason generally means the annual base salary or highest annual bonus are reduced, the duties and responsibilities or the program of incentive compensation are materially and adversely diminished, the forced relocation of more than 45 miles or the significant increase in travel obligations, the failure to provide for the assumption of the agreement by any successor entity or, for Mr. Noddle, the termination of employment for any reason during the seventh month following the change of control.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of the following non-employee directors: Garnett L. Keith, Jr. (Chairperson), A. Gary Ames, Irwin Cohen, Marissa T. Peterson, Steven S. Rogers and Kathi P. Seifert. All of the members of the Audit Committee are independent directors under the New York Stock Exchange listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Cohen qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The Audit Committee selects, evaluates and, where deemed appropriate, replaces SUPERVALU’s independent registered public accountants. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit engagements, except for certain de minimus amounts.

Management is responsible for SUPERVALU’s internal controls and the financial reporting process. SUPERVALU’s independent registered public accountants are responsible for performing an audit of SUPERVALU’s consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed SUPERVALU’s audited financial statements for fiscal 2008 and has met and held discussions with management and KPMG LLP, the independent registered public accountants. Management represented to the Audit Committee that SUPERVALU’s consolidated financial statements for fiscal 2008 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with KPMG. The Audit Committee also discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

KPMG provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with KPMG the accounting firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representation of management and the report of KPMG to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in SUPERVALU’s Annual Report on Form 10-K for the fiscal year ended February 23, 2008, filed with the SEC.

The Executive Personnel and Compensation Committee also considered whether non-audit services provided by the independent registered public accountants during fiscal 2008 were compatible with maintaining their independence and concluded that such non-audit services did not affect their independence.

Respectfully submitted,

Garnett L. Keith, Jr., Chairperson

A. Gary Ames

Irwin Cohen

Marissa T. Peterson

Steven S. Rogers

Kathi P. Seifert

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS’ FEES

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by SUPERVALU’s independent registered public accountants. A copy of this policy can be found in the Audit Committee’s charter which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” The policy requires that the Audit Committee pre-approve all audit services, engagement fees and terms and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Chairperson of the Audit Committee is authorized to grant such pre-approvals in the event there is a need for such approvals prior to the next full Audit Committee meeting, provided all such pre-approvals are then reported to the full Audit Committee at its next scheduled meeting.

During fiscal 2008 and 2007, KPMG provided various audit, audit-related and tax services to SUPERVALU. The Audit Committee pre-approved all audit services, audit-related services and tax services provided by KPMG in fiscal 2008 and 2007. The following table presents fees for professional services charged by KPMG to SUPERVALU by type and amount for fiscal 2008 and fiscal 2007.

	2008 (3)	2007 (4)
($ in thousands)
Audit fees	$5,254	$6,170
Audit-related fees (1)	908	1,024

Total audit and audit related fees	6,162	7,194
Tax fees (2)	100	100
All other fees	—	—

Total fees	$6,262	$7,294

(1)	Audit-related fees consist principally of fees for audits of financial statements of certain employee benefit plans and audits of the financial statements of certain subsidiaries.

(2)	Tax fees consist of fees for tax consultation services.

(3)	Fees for 2008 are estimates.

(4)	Fees for 2007 reflect final amounts billed.

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (ITEM 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accountants for the year ending February 28, 2009. Stockholder ratification of the appointment of KPMG as our independent registered public accountants is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accountants, may in its discretion, direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of SUPERVALU and its stockholders.

A representative of KPMG will be present at the Annual Meeting with the opportunity to make a statement and to respond to questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP as independent registered public accountants.

STOCKHOLDER PROPOSAL POULTRY SLAUGHTER (ITEM 3)

People for the Ethical Treatment of Animals (“PETA”), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 88 shares of SUPERVALU common stock, has notified us that they intend to present the following proposal at the Annual Meeting. The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal. As required by the rules of the SEC, the text of the resolution and the supporting statement of PETA are included below exactly as submitted by PETA.

Shareholder Resolution Regarding Poultry Slaughter

RESOLVED that, to advance both Supervalu’s financial interests and the welfare of animals supplied to its stores, shareholders encourage the board to give purchasing preference to suppliers that use or adopt controlled-atmosphere killing (CAK), the least cruel form of poultry slaughter available.

Supporting Statement

•

Supervalu’s poultry suppliers use a cruel and inefficient method of slaughter called “electric immobilization,” in which the birds are paralyzed with an electric current, have their throats slit while they are still conscious, and are dropped into tanks of scalding-hot water (often while they are still alive).

•

In addition to being cruel, this electric-immobilization method causes various economic problems, such as reduced product quality, yield, and shelf life as well as increased contamination and employee turnover.

•	CAK is a better, U.S. Department of Agriculture-approved method of poultry slaughter that replaces the oxygen that birds are breathing with inert gases, gently and effectively putting them “to sleep.”

•

A report commissioned by McDonald’s concurred that CAK is, as animal welfare experts have described it, the least cruel method of poultry slaughter available and found that it “[1.] has advantages [over electric immobilization] from both an animal welfare and meat quality perspective … [2.] obviates potential distress and injury … [and 3.] can expeditiously and effectively stun and kill broilers with relatively low rates of aversion or other distress.” The report further concluded that McDonald’s suppliers that use CAK have experienced improvements in bird handling, stunning efficiency, working conditions, and meat yield and quality.

•

Many major meat retailers have made concrete movement toward CAK: Burger King has a purchasing preference for birds killed by CAK; Wendy’s, Carl’s Jr., and Hardee’s now give consideration to CAK suppliers; and Safeway has begun purchasing some birds from CAK facilities.

Board of Directors’ Statement in Opposition of the Proposal

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

Your directors understand the importance of humane processing of animals within the supply chain of protein vendors and the Company has taken many steps toward ensuring humane processing. While we do not directly engage in raising or processing animals at our stores, we are a purchaser of these products and require that our vendors maintain programs for the humane handling of animals processed within their systems. This year alone, SUPERVALU has taken important steps to improve animal welfare issues by:

•	Continuing to monitor and update an animal welfare policy on www.supervalu.com

•	Establishing a formal, cross-functional Consumer Interest Council

•	Comprised of company, vendor and independent team members, this council provides guidance and counsel to SUPERVALU on a quarterly basis on matters related to animal welfare, food safety, consumer advocacy and corporate citizenship. The council consults with Dr. Temple Grandin, Associate Professor of Livestock Handling and Behavior at Colorado State University, to gain guidance in awarding business and influencing suppliers in their processes.

•	Mandating animal welfare audits of its poultry suppliers

•

Encouraging vendor partners to evaluate alternate methods of humane slaughter procedures by including specific animal welfare language in fiscal year 2009 vendor contracts and ensuring those methods are thoroughly tested and scientifically evaluated

SUPERVALU will continue to monitor and ensure compliance of the vendor community with required humane processing of animals and will support programs that are adopted as industry standards and will stay attuned to new technologies developed to advance these processes.

SUPERVALU believes controlled atmosphere stunning (CAS), CAK and other emerging technologies are worthy of continued study; however, to date, the research is incomplete and inconclusive. In addition, effects of CAS and CAK on food safety and product quality also remain to be proven at this time.

SUPERVALU reviews its poultry sourcing regularly, and as part of that review, SUPERVALU asks poultry suppliers to study the feasibility and effectiveness of CAS before contracts are awarded. If CAS proves to be a more humane way of processing poultry without jeopardizing the safety of the product, SUPERVALU will require its suppliers to study and embrace the technology.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of SUPERVALU or in the best interests of our stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

STOCKHOLDER PROPOSAL REGARDING DECLASSIFICATION OF BOARD (ITEM 4)

Gerald R. Armstrong of 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, owner of 350 shares of SUPERVALU common stock, has notified us that he intends to present the following proposal at the Annual Meeting. The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal. As required by the rules of the SEC, the text of the resolution and the supporting statement of Mr. Armstrong are included below exactly as submitted by him.

Shareholder Resolution Regarding Declassification of Board

That the shareholders of SUPERVALU INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Supporting Statement

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition of the Proposal

The Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

Your directors have given careful consideration to annual elections of the Board of Directors. After careful deliberation, including discussions held in 2007, your Board of Directors concluded that for the reasons described below, it is in the best interests of SUPERVALU and its stockholders to maintain a classified Board of Directors on which the directors have staggered terms.

Stability and Continuity—We believe that the three-year staggered terms of directors provide stability and continuity in the leadership of the Company. Staggered terms are designed to ensure that at any given time, the Board of Directors has a majority of members who, by serving for several years, have developed a deeper understanding of the breadth and nature of the Company’s business. Directors who have considerable experience with and knowledge of the Company’s business are better equipped to provide the oversight and make the decisions required by a board of directors, and are, correspondingly, more capable of engaging in the long-term strategic planning that is critical to the Company’s success.

Long-Term Outlook—We believe the Company should be strongly focused on the long-term interests of its stockholders. The Board believes that having a classified board of directors better facilitates a long-term outlook, and provides the best value to the Company’s stockholders.

Protection Against Unfair Takeover Proposals—A classified board of directors can play an important role in protecting stockholders against an unsolicited takeover proposal at an unfair price. If our Board of Directors was not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the stockholders could replace all or a majority of the directors with its own nominees, who could then approve the takeover proposal from that acquirer even if the price did not adequately value the Company. Classified board structures have been shown to be an effective means of protecting long-term shareholder interests from abusive tactics.

A classified board of directors encourages a potential acquirer to negotiate with the Board of Directors on an arm’s-length basis, and provides the Board of Directors with more time and leverage to evaluate the takeover proposal, negotiate the best result for all stockholders and consider alternatives available to the Company. Moreover, a potential acquirer can always make a tender offer to the stockholders of a company which has a classified board of directors.

Accountability to Stockholders—We believe that a classified board of directors makes directors no less accountable to stockholders than a board elected annually. The fiduciary duties of directors elected to three-year staggered terms are identical to those of directors elected annually, and the Company’s directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year staggered terms. In addition, since one-third of the directors stand for election each year, stockholders have the opportunity on an annual basis to express their opinion of the Board of Directors or management by conducting a proxy contest to replace, or withhold votes from, the directors up for election that year. The Company believes that a classified board is consistent with good corporate governance and notes that a substantial number of public companies have classified boards.

For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of SUPERVALU or in the best interests of our stockholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this stockholder proposal.

OTHER INFORMATION

SUPERVALU Mailing Address

The mailing address of our principal executive offices is: SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Stockholder Proposals for the 2009 Annual Meeting

In accordance with rules of the SEC, all proposals of stockholders that are requested to be included in SUPERVALU’s Proxy Statement for the 2009 Annual Meeting of Stockholders must be received by the Corporate Secretary on or before January 17, 2009, 120 days before the one-year anniversary of the mailing date.

In accordance with our bylaws, any other stockholder proposals to be presented at the 2009 Annual Meeting must be given in writing to the Corporate Secretary and received at our principal executive offices no later than the close of business on February 27, 2009, nor earlier than January 28, 2009. The proposal must contain specific information required by our bylaws, a copy of which is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the bylaws are also available by writing to the Corporate Secretary at the mailing address above.

Communications with the Board of Directors

Any interested parties who desire to communicate with the Board of Directors, the non-employee members of the Board of Directors or any individual member of the Board of Directors may do so by sending a letter addressed to the director or directors in care of the Corporate Secretary at the mailing address above. All such correspondence will be forwarded to the appropriate director or directors.

Code of Ethics

SUPERVALU has adopted a Code of Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and all other employees and non-employee directors. The Code of Ethics is available on SUPERVALU’s website at http://www.supervalu.com. Click on the tab “Site Map” and then the caption “Corporate Governance” under the heading “About Us.” Copies of the Code of Ethics are also available to any stockholder who submits a request to the Corporate Secretary at the mailing address above.

Expenses of Solicitation

This solicitation of proxies is being made by SUPERVALU and we will pay the costs of such solicitation. We arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to their principals and we reimburse them for their expenses in this regard. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We also have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require our directors, executive officers and holders of more than 10 percent of our common stock to file reports of stock ownership and changes in ownership with the SEC. Based on the Section 16 reports filed by our directors and executive officers and written representations of our directors and executive officers we believe there were no late or inaccurate filings for transactions occurring during fiscal 2008, except that Sherry M. Smith, our Senior Vice President, Finance, was required to file an amended Form 4 to correct an administrative error.

Householding

Only one copy of each of our Annual Report to Stockholders and this Proxy Statement have been sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. This procedure is referred to as “householding.” We have been notified that certain intermediaries (brokers or banks) will also household proxy materials. We will deliver promptly, upon oral or written request, separate copies of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive separate copies of one or both of these documents, or if you do not wish to participate in householding in the future, you may write to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440, or call (952) 828-4289. You may contact your broker or bank to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy of each document by writing or calling us at the address or telephone number above or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 26, 2008

Our Notice of Annual Meeting, Proxy Statement and Annual Report are available on SUPERVALU’s website at http://ww3.ics.adp.com/streetlink/SVU.

Requests for Copies of Annual Report

SUPERVALU will furnish to stockholders, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended February 23, 2008, as filed with the SEC upon receipt of a written request addressed to our Corporate Secretary at SUPERVALU INC., P.O. Box 990, Minneapolis, Minnesota 55440.

Owners of Shares Held in Street Name: Check the information provided to you in the proxy materials mailed to you by your bank or broker.

DIRECTIONS TO THE MORRISON CENTER FOR THE PERFORMING ARTS

2201 Cesar Chavez Lane

Boise, Idaho 83725

Main #: 208-426-1609

http://mc.boisestate.edu/park.html

The Morrison Center for the Performing Arts is located at 2201 Cesar Chavez Lane. The street name has only recently been changed from Campus Lane. Consequently, signage, maps and web mapping services may not yet be updated.

DRIVING DIRECTIONS

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From I-84: take the Vista Avenue exit, North towards city center. Vista merges into Capital Boulevard. In a sweeping curve below the Train Depot. The first traffic light on Capitol Boulevard. Is University Dr. Turn right onto University, taking the next left north onto Earle Street. Enter parking lot straight ahead or parking garage on right.

•

From City Center: take 9th Street South across the Boise River. Turn left at the first traffic light onto University Drive. Take the next left onto Earle Street. Enter parking lot straight ahead or parking garage on right.

SUPERVALU INC.

ANNUAL MEETING OF STOCKHOLDERS

June 26, 2008 10:00 a.m. (local time)

Morrison Center for the Performing Arts

2201 Cesar Chavez Lane

Boise, Idaho 83725

ADMISSION TICKET

(Please present this portion
of the proxy card for
admission to the meeting.)

SUPERVALU INC.

JUNE 26, 2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and Burt M. Fealing, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•

SUPERVALU Employees.  If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of April 28, 2008 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•

Householding.  If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on the reverse side.)

There are three ways to vote your Proxy.	COMPANY #
Please follow the instructions below.

We encourage you to take advantage of these convenient ways to vote your shares of SUPERVALU common stock for matters to be considered at SUPERVALU’s 2008 Annual Meeting of Stockholders. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, dated, signed and returned your proxy card.

1) VOTE	BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on June 25, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number OR Tax Identification Number available.
•	Follow the simple instructions provided.

2) VOTE	BY INTERNET — http://www.eproxy.com/svu/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on June 25, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number OR Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

3) VOTE	BY MAIL

Mark, sign and date your proxy card, and return it in the postage-paid envelope provided or mail it to SUPERVALU INC., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

EMPLOYEES VOTING PLAN SHARES: THE DEADLINE FOR VOTING BY TELEPHONE OR INTERNET IS NOON (CT), TUESDAY, JUNE 24, 2008.

IF YOU VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY CARD. THANK YOU FOR VOTING.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1(a), 1(b), 1(c), 1(d), 1(e), and 2, and AGAINST Items 3 and 4.

Item 1. Election of Directors:
1(a) A. Gary Ames 1(b) Philip L. Francis 1(c) Edwin C. Gage	☐ For ☐ For ☐ For	☐ Against ☐ Against ☐ Against	☐ Abstain ☐ Abstain ☐ Abstain	1(d) Garnett L. Keith, Jr. 1(e) Marissa T. Peterson	☐ For ☐ For	☐ Against ☐ Against	☐ Abstain ☐ Abstain

Item 2.	Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants	☐ For	☐ Against	☐ Abstain

Item 3.	To consider and vote on a stockholder proposal as described in the attached proxy statement	☐ For	☐ Against	☐ Abstain

Item 4.	To consider and vote on a stockholder proposal as described in the attached proxy statement	☐ For	☐ Against	☐ Abstain

To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR ITEMS 1(a), 1(b), 1(c), 1(d), 1(e), and 2, and AGAINST ITEMS 3 and 4.

Address Change? Mark Box ☐ Indicate changes below: I plan to attend the meeting. ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.

SUPERVALU INC.

JUNE 26, 2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

As the stockholder(s) named on this card, you hereby appoint Jeffrey Noddle and Burt M. Fealing, and each of them, as your proxy, with power of substitution, to vote your shares of SUPERVALU common stock at the Annual Meeting as directed below. These proxies may also vote, in their discretion, upon all other matters that may properly come before the Annual Meeting, or any adjournment or adjournments thereof. Your shares will be voted as if you were personally present at the Annual Meeting. All former proxies are revoked. If not otherwise specified, your shares will be voted as recommended by the Directors.

•	Voting Instructions. You may vote by mail, telephone or Internet. Please follow the instructions on the reverse side of this card.

•

SUPERVALU Employees.  If you are a current or former employee of SUPERVALU and own shares of SUPERVALU common stock through a SUPERVALU employee benefit plan, your share ownership as of April 28, 2008 is shown on this card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares pursuant to the terms of the plans.

•

Householding.  If you share the same address and last name as other SUPERVALU stockholders, only one copy of SUPERVALU’s Annual Report and Proxy Statement has been mailed to your address. Proxy cards for each SUPERVALU stockholder residing at your address have been mailed under separate cover.

Please mark this Proxy as indicated on the reverse side to vote on any item.

(Continued and to be signed on the reverse side.)

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1(a), 1(b), 1(c), 1(d), 1(e), and 2, and AGAINST Items 3 and 4.

Item 1. Election of Directors:
1(a) A. Gary Ames 1(b) Philip L. Francis 1(c) Edwin C. Gage	☐ For ☐ For ☐ For	☐ Against ☐ Against ☐ Against	☐ Abstain ☐ Abstain ☐ Abstain	1(d) Garnett L. Keith, Jr. 1(e) Marissa T. Peterson	☐ For ☐ For	☐ Against ☐ Against	☐ Abstain ☐ Abstain

Item 2.	Ratification of Appointment of KPMG LLP as Independent Registered Public Accountants	☐ For	☐ Against	☐ Abstain

Item 3.	To consider and vote on a stockholder proposal as described in the attached proxy statement	☐ For	☐ Against	☐ Abstain

Item 4.	To consider and vote on a stockholder proposal as described in the attached proxy statement	☐ For	☐ Against	☐ Abstain

To transact such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR ITEMS 1(a), 1(b), 1(c), 1(d), 1(e), and 2, and AGAINST ITEMS 3 and 4.

Address Change? Mark Box ☐ Indicate changes below: I plan to attend the meeting. ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the proxy.